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                                                                EXHIBIT 10.33




                           AGREEMENT FOR SERVICES


                                   BETWEEN


                     OWENS-CORNING FIBERGLAS CORPORATION


                                     AND


                              NATIONAL TECHTEAM



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1.  BACKGROUND AND OBJECTIVES ........................................  1

     1.1  Background .................................................  1

     1.2  Objectives .................................................  2

     1.3  Construction ...............................................  3

     1.4  DEFINITIONS ................................................  3

     1.5  Other Terms ................................................  4

2.  PROVISION OF SERVICES ............................................  4

     2.1  Provision of Services ......................................  4

     2.2  Entities Receiving Services ................................  5

3.  TERM .............................................................  5

     3.1  Term .......................................................  5

     3.2  Extension ..................................................  5

4.  PERFORMANCE STANDARDS ............................................  6

     4.1  General ....................................................  6

     4.2  Periodic Reviews ...........................................  6

     4.3  Failure to Perform .........................................  6

     4.4  Measurement and Monitoring Tools ...........................  7

5.  PROJECT AND CONTRACT MANAGEMENT ..................................  7

     5.1  Key Personnel ..............................................  7

     5.2  Replacement, Qualifications, and Retention of TechTeam
          Personnel ..................................................  8

     5.3  Procedures Manual ..........................................  8

     5.4  Change Control .............................................  9

     5.5  Use of Subcontractors ...................................... 10

     5.6  Reports and Meetings ....................................... 11

     5.7  Annual Technology Plan ..................................... 12

     5.8  Quality Assurance .......................................... 12

     5.9  Viruses .................................................... 12

     5.10 Disabling Code ............................................. 13

6.  AUDIT RIGHTS ..................................................... 13

     6.1  Audit Access ............................................... 13

     6.2  Audit Follow-up ............................................ 14

7.  OWENS-CORNING RESPONSIBILITIES ................................... 14

     7.1  Responsibilities ........................................... 14

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     7.2  Saving Clause ...............................................  15

8.  CHARGES ...........................................................  15

     8.1  General .....................................................  15

     8.2  Pass-Through Expenses .......................................  15

     8.3  Incidental Expenses .........................................  15

     8.4  Taxes .......................................................  16

     8.5  Additional Services .........................................  17

9.  INVOICING AND PAYMENT .............................................  18

     9.1  Invoicing ...................................................  18

     9.2  Payment Due .................................................  18

     9.3  Accountability ..............................................  18

     9.4  Proration ...................................................  19

     9.5  Refundable Items ............................................  19

     9.6  Set Off .....................................................  19

     9.7  Disputed Charges ............................................  19

10. SAFEGUARDING OF DATA; CONFIDENTIALITY .............................  19

    10.1 Owens-Corning Data ...........................................  19

    10.2 Safeguarding Owens-Corning Data ..............................  20

    10.3 Confidentiality ..............................................  20

11. INTELLECTUAL PROPERTY .............................................  22

    11.1 Ownership ....................................................  22

    11.2 Export .......................................................  22

12. REPRESENTATIONS AND WARRANTIES ....................................  23

    12.1 Work Standards ...............................................  23

    12.2 Maintenance ..................................................  23

    12.3 Efficiency and Cost Effectiveness ............................  23

    12.4 Technology ...................................................  23

    12.5 Non-Infringement .............................................  24

    12.6 Authorization ................................................  24

    12.7 Inducements ..................................................  24

    12.8 Disclaimer ...................................................  24

13. INSURANCE AND RISK OF LOSS ........................................  24

    13.1 Insurance ....................................................  24
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      13.2 Risk of Loss .............................................  25

14.  INDEMNITIES  ...................................................  26

      14.1 Indemnity by TechTeam. ...................................  26

      14.2 Indemnity by Owens-Corning.  .............................  26

      14.3 Additional Indemnities.  .................................  27

      14.4 Infringement. ............................................  27

      14.5 Indemnification Procedures.  .............................  27

      14.6 Subrogation.  ............................................  28

15.  LIABILITY  .....................................................  29

      15.1 General Intent. ..........................................  29

      15.2 Liability Restrictions.  .................................  29

      15.3 Force Majeure.  ..........................................  29

16.  DISPUTE RESOLUTION  ............................................  30

      16.1 Informal Dispute Resolution.  ............................  30

      16.2 Arbitration.  ............................................  31

      16.3 Litigation.  .............................................  33

      16.4 Continued Performance.  ..................................  33

      16.5 Governing Law.  ..........................................  33

17.  TERMINATION  ...................................................  33

      17.1 Termination for Cause.  ..................................  33

      17.2 Termination for Convenience.  ............................  34

      17.3 Termination Upon Change of Control.  .....................  34

      17.4 Extension of Termination Effective Date.    ..............  35

      17.5 Termination/Expiration Assistance.  ......................  35

      17.6 Equitable Remedies.  .....................................  36

18.  GENERAL  .......................................................  37

      18.1 Binding Nature and Assignment.  ..........................  37

      18.2 Entire Agreement; Amendment.  ............................  37

      18.3 Compliance with Laws and Regulations.  ...................  37

      18.4 Notices.  ................................................  37

      18.5 Counterparts.  ...........................................  39

      18.6 Headings.  ...............................................  39

      18.7 Relationship of Parties.  ................................  39
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      18.8 Severability.  ............................................  39

      18.9 Consents and Approval.  ...................................  39

      18.10 Waiver of Default; Cumulative Remedies.  .................  40

      18.11 Survival.  ...............................................  40

      18.12 Media Releases.  .........................................  40

      18.13 Service Marks.  ..........................................  40

      18.14 Third Party Beneficiaries.  ..............................  40

      18.15 Covenant Against Pledging.  ..............................  41

      18.16 Covenant of Good Faith.  .................................  41

      18.17 Order of Precedence.  ....................................  41
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                             AGREEMENT FOR SERVICES

        This Agreement for Services (the "Agreement"), effective December 15, 1995 (the "Effective Date"), is entered into by and between OWENS-CORNING FIBERGLAS CORPORATION, a Delaware corporation with its principal place of business located at Fiberglas Tower, Toledo, Ohio 43659 ("Owens-Corning"), and NATIONAL TECHTEAM, INC., a Delaware corporation with its principal place of business located at 22000 Garrison Avenue, Dearborn, Michigan 48124 ("TechTeam"). As used in this Agreement, "Party" means either Owens-Corning or TechTeam, as appropriate, and "Parties" means Owens-Corning and TechTeam. The Parties agree that the following terms and conditions will apply to the services to be provided by TechTeam under this Agreement.

1.      BACKGROUND AND OBJECTIVES

1.1     BACKGROUND.

        This Agreement is being made and entered into with reference to the following:

        (a) Owens-Corning is a global, technology-based enterprise that develops, manufactures and markets materials for consumers and industrial customers. Construction of new facilities and the modification to existing facilities are critical to Owens-Corning's growth agenda and are underlying Owens-Corning's Global Workplace Vision. As part of Owens-Corning's current information technology strategy, Owens-Corning desires to roll-out a standardized global response center and software application help desk.

        (b) In connection with the foregoing effort, Owens-Corning desires such activities and responsibilities currently being performed by or for Owens-Corning be performed and managed by a third party skilled in the performance and management of such functions. In an effort to locate such a third party, Owens-Corning issued a Request for Proposal ("RFP"), dated October 13, 1995.

        (c) TechTeam, a large and well-known provider of computer "help desk" services, provided a proposal to Owens-Corning. TechTeam represents that it has the skills, qualifications and experience necessary to perform and manage such services in an efficient, cost effective and controlled manner, with a high degree of quality and responsiveness, and that is has performed similar services for other customers. The Parties intend that TechTeam will constantly strive to improve the efficiency, quality and effectiveness of the Services to be provided to Owens-Corning under this Agreement.







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        (d)     In reliance on these statements and representations, and after examination and evaluation of TechTeam's and competitive proposals to Owens-Corning, Owens-Corning has selected TechTeam as its vendor of choice to provide the services described herein during the Term of this Agreement. This Agreement documents the terms and conditions under which Owens-Corning agrees to purchase, and Tech Team agrees to provide, such services.

1.2     OBJECTIVES.

        In entering into this Agreement, the Parties have indentified specific objectives intended to be satisfied through performance of this Agreement. These objectives include the following:

        (a) Entering into a strategic relationship that supports and advances Owens-Corning's guiding principles of customer satisfaction, individual dignity and shareholder value, and its Global Workplace Vision.

        (b) Enabling Owens-Corning's Information Services to concentrate on its internal core competencies by transferring to TechTeam functional responsibility for certain of its information services, activities and responsibilities.

        (c) Ensuring that TechTeam will provide a seamless transition from its current help desk environment to the Owens-Corning designated standardized solution.

        (d) Improving "help desk" service levels, including rapid response times and problem resolution performance, and reducing the costs associated with its current deployment of internal IS resources.

        (e) Increasing the cost effectiveness and quality of the services being transferred from Owens-Corning to TechTeam.

        (f) Obtaining and maintaing most favored customer status with TechTeam.

        (g) Ensuring that disruption to Owens-Corning's business operation will be minimized due to Owens-Corning's transition of the services to TechTeam and transition of the services back to Owens-Corning or its designee(s) upon expiration or termination of the Agreement.

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1.3     CONSTRUCTION

        The provisions of Sections 1.1 and 1.2 are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties' obligations under this Agreement or to alter the plain meaning of the terms and conditions of this Agreement. However, to the extent the terms and conditions of this Agreement do not address a particular circumstance or are otherwise unclear or ambiguous, such terms and conditions are to be interpreted and construed so as to give effect to the provisions set forth in Sections 1.1. and 1.2.

1.4     DEFINITIONS

        CERTAIN DEFINITIONS.

        As used in this Agreement:

        (a) "Affiliate" shall mean, with respect to any entity, any other entity Controlling, Controlled by or under Common Control with such entity.

        (b) "Control" and its derivatives shall mean with regard to any entity the legal, beneficial, or equitable ownership, directly or indirectly, of fifty (50) percent or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights.

        (c)     "Effective Date" shall be December 15, 1995.

        (d) "Including" shall mean including without limitation. This term is as defined, whether or not capitalized in this Agreement.

        (e) "Key TechTeam Personnel" shall have the meaning given in Section
5.1.

        (f) "Losses" shall mean all losses, liabilities, damages and claims (including taxes), and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

        (g) "Out-of-Pocket Expenses" shall mean reasonable and actual out-of-pocket expenses incurred by TechTeam for equipment, materials, supplies, or other Services provided to Owens-Corning under this Agreement, but not including TechTeam's overhead costs (or allocations thereof), administrative expenses or other mark-ups.

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        (h)     "Owens-Corning Data" shall mean information respecting
Confidential Information (as such term is defined in Section 10.3(a)) of Owens-Corning and any other information respecting the businesses of Owens-Corning, including the operations, facilities, call response information, and consumer markets, all as provided to or obtained by TechTeam following issuance of Owens-Corning's Request for Proposal dated October 13, 1995 or during the Term of this Agreement.

        (i) "Owens-Corning Project Executive" shall have the meaning given in Section 7.1(a).

        (j) "Pass-Through Expenses" shall mean the TechTeam expenses listed in Schedule A-1, which Owens-Corning has agreed to pay directly or reimburse TechTeam for on an Out-of-Pocket Expenses basis.

        (k) "Performance Standards" shall mean, individually and collectively, the quantitative and qualitative performance standards and commitments for the Services contained in this Agreement.

        (l) "Procedures Manual" shall mean the procedures manual described in Section 5.3(a).

        (m)     "Services" shall have the meaning given in Section 2.1.

        (n)     "Service  Levels" shall have the meaning given in Section 4.1.

1.5     OTHER TERMS.

        Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.

2.      PROVISION OF SERVICES

2.1     PROVISION OF SERVICES.

        (a) Under this Agreement, TechTeam shall provide the "Services," consisting of the following, as they may evolve during the Term of this Agreement and as they may be supplemented, enhanced, modified or replaced:

                (1) the services, functions and responsibilities described in this Agreement and its Schedules; and

                (2) the services, functions and responsibilities performed during the twelve (12) months preceding the Effective Date by Owens-Corning personnel








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(employees and contractors) who were displaced or whose functions were displaced as a result of this Agreement, even if the service, function, or responsibility is not specifically described in this Agreement.

        (b) If any services, functions or responsibilities not specifically described in this Agreement are required for the proper performance and provision of the Services, they shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described in this Agreement. Except as otherwise expressly provided in this Agreement, TechTeam shall be responsible for providing the facilities, personnel and other resources as necessary to provide the Services.

2.2     ENTITIES RECEIVING SERVICES.

        As of the Effective Date, TechTeam will provide Services to Owens-Corning and to those Affiliates of Owens-Corning and other entities in which Owens-Corning has an ownership interest, as to which Owens-Corning was providing services similar to the Services prior to the Effective Date. During the Term, TechTeam shall provide the Services to such additional Affiliates and other related entities as may be designated by Owens-Corning during the Term. The charges for the Services provided to such additional entities are included in the charges defined in Schedule A.

3.      TERM

3.1     TERM.

        The term of this Agreement shall begin on the Effective Date and shall expire 1 year thereafter, unless terminated earlier or extended in accordance with this Agreement ("Term").

3.2     EXTENSION.

        Upon giving written notice to TechTeam no less than 3 months prior to the then-existing expiration date of this Agreement, Owens-Corning shall have the right to extend this Agreement for up to 12 months at the terms and conditions then in effect. Owens-Corning shall have an additional extension option of up to 12 months, however, TechTeam agrees to renegotiate with Owens-Corning in good faith the rates for the second year option with rate increases not to exceed 5%.




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4.      PERFORMANCE STANDARDS

4.1     GENERAL.

        TechTeam shall perform the Services at least at the same level and with the same degree of accuracy, quality, completeness, and responsiveness as was provided prior to the Effective Date by Owens-Corning. Initial quantitative performance standards for certain of the Services are set forth in Schedule B ("Service Levels"). In addition, the parties agree to mutually establish Service Levels within 4 months of effective date which will be the basis for measuring and managing on-going performance. TechTeam's level of performance shall be at least consistent with industry standards and specific Service Levels identified in this Agreement.

4.2     PERIODIC REVIEWS.

        Within 4 months after the Effective Date and at least annually thereafter, Owens-Corning and TechTeam shall review the Service Levels and shall make adjustments to them as appropriate to reflect improved performance capabilities associated with advances in the technology and methods used to perform the Services. The Parties expect and understand that the Service Levels will be improved over time. As part of this review process, the Parties shall jointly determine and agree on additional Service Levels, Critical Service Levels, and Service Level Credits to be added to Schedule B.

4.3     FAILURE TO PERFORM.

        (a) TechTeam recognizes that its failure to meet Critical Service Levels as set forth in Schedule B and as subsequently revised as provided in
Section 4.2, may have an adverse impact on the business and operations of Owens-Corning and that the damage from TechTeam's failure to meet a Critical Service Level is not susceptible of precise determination. Accordingly, in the event that TechTeam fails to meet Critical Service Levels for reasons other than the wrongful actions of Owens-Corning or circumstances that constitute force majeure under this Agreement, then in addition to any non-monetary remedies available to Owens-Corning under this Agreement, at law, or in equity, Owens-Corning may elect in lieu of pursuing other monetary remedies to recover as its sole and exclusive monetary remedy for such failure to meet Critical Service Levels the Service Level Credits to be specified in Schedule B as liquidated damages. This Schedule shall be developed in conjunction with the 4 month Service Level bench-mark conducted pursuant to Section 4.2 herein.

        (b) If TechTeam fails to meet any Service Level, TechTeam shall (i) promptly investigate and report on the causes of the problem; (ii) use best efforts to correct the




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problem and to begin meeting the Service Levels as soon as practicable; and
(iii) advise Owens-Corning, as and to the extent requested by Owens-Corning, of the status of remedial efforts being undertaken with respect to such problems.

4.4 MEASUREMENT AND MONITORING TOOLS.

        TechTeam shall implement the necessary measurement and monitoring tools and procedures required to measure and report TechTeam's performance of the Services against the applicable Service Levels. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Service Levels. TechTeam shall provide Owens-Corning with information and access to such tools and procedures upon request, for purposes of verification.

5.  PROJECT AND CONTRACT MANAGEMENT

5.1 KEY PERSONNEL.

        (a) "Key TechTeam Personnel" shall be the personnel filling the positions of "Program manager" and the multilingual "Technicians".

                (1) Owens-Corning may from time to time change the positions designated as Key TechTeam Personnel under this Agreement, provided that without TechTeam's consent, the number of Key TechTeam Personnel shall not exceed 75% of the number of Owens-Corning dedicated technicians.

                (2) Owens-Corning shall designate an individual, in accordance with Section 5.1(b), to serve as "Account Manager", hereafter identified as "Program Manager", for Owens-Corning. The Program Manager shall (i) serve as the single point of accountability for the Services, and (ii) have day-to-day authority for undertaking to ensure Owens-Corning satisfaction. The Program Manager shall be located at TechTeam's facility in Southfield, Michigan during the Term and shall be deemed one of the Key TechTeam Personnel.

        (b) TechTeam shall cause each of the Key TechTeam Personnel to devote substantially full time and effort to the provision of the Services under this Agreement. Before assigning an individual to a position designated hereunder, whether as an initial assignment or a subsequent assignment, TechTeam shall notify Owens-Corning of the proposed assignment, shall introduce the individual to appropriate Owens-Corning representatives, and shall provide Owens-Corning with a resume and other information about the individual reasonabl requested by Owens-Corning. If Owens-Corning in good faith objects to the proposed assignment, the Parties shall attempt to resolve Owens-Corning's concerns on a mutually agreeable basis. If the Parties have not been able to resolve Owens-Corning's concerns within 5 working days, TechTeam shall not assign the individual to that position and shall propose to Owens-Corning the assignment of another individual of suitable ability and qualifications. Key TechTeam Personnel may not be transferred or re-assigned until a suitable replacement has been approved by Owens-Corning.

5.2     REPLACEMENT, QUALIFICATIONS, AND RETENTION OF TECHTEAM PERSONNEL.

        (a) In the event that Owens-Corning determines in good faith that the continued assignment to the Owens-Corning account of particular TechTeam personnel performing Services hereunder is not in the best interests of Owens-Corning, then Owens-Corning shall give TechTeam written notice to that effect requesting that such personnel be replaced. Promptly after its receipt of such a request by Owens-Corning, TechTeam shall investigate the matters stated in the request and discuss its findings with Owens-Corning. If Owens-Corning still in good faith requests replacement of such an individual, TechTeam shall replace that individual with a person of suitable ability and qualifications, and to the extent applicable, pursuant to Section 5.1(b).

        (b) The personnel TechTeam assigns to perform the Services shall be properly educated, trained and qualified for the Services they are to perform.

        (c) Owens-Corning and TechTeam both agree that it is in their best interests to keep the turnover rate of TechTeam personnel performing the Services to a reasonably low level. Accordingly, if Owens-Corning determines that TechTeam's turnover rate is excessive and so notifies TechTeam, TechTeam shall provide data concerning its turnover rate and shall meet with Owens-Corning to discuss the reasons for the turnover rate. If appropriate, TechTeam shall submit to Owens-Corning its proposals for reducing the turnover rate, and the Parties shall mutually agree on a program to bring the turnover rate down to an acceptable level. In any event, notwithstanding transfer or turnover of personnel, TechTeam remains obligated to perform the Services without degradation and in accordance with this Agreement.

5.3     PROCEDURES MANUAL.

        (a) The Standards and Procedures Manual ("Procedures Manual") shall describe how TechTeam shall perform the Services under this Agreement, the equipment and software being used, and the documentation (e.g., operating manuals, user guides, specifications, etc.) which provide further details of such activities. The Procedures Manual shall describe the activities TechTeam proposes to undertake in order to provide the Services, including where appropriate, those direction, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken at facilities that provide services of the type TechTeam shall provide under this





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Agreement.  The Procedures Manual shall be suitable for use by Owens-Corning to understand the Services.

        (b) Within 90 days after the Effective Date, TechTeam shall deliver a draft Procedures Manual to Owens-Corning, for its comments and review. TechTeam shall incorporate reasonable comments or suggestions of Owens-Corning and shall finalize the Procedures Manual within 150 days of the Effective Date. The final Procedures Manual shall be subject to the approval of Owens-Corning. TechTeam shall periodically update the Procedures Manual to reflect changes in the operations or procedures described therein. Updates of the Procedures Manual shall be provided to Owens-Corning for review, comment, and approval. TechTeam shall perform the Services in accordance with the Procedures Manual. In the event of a conflict between the provisions of this Agreement and the Procedures Manual, the provisions of this Agreement shall control unless the Parties expressly agree otherwise and such agreement is set forth in the relevant portion of the Procedures Manual. TechTeam expressly agrees that Owens-Corning retains the right to reproduce and implement all or part of these procedures during and after the term of this Agreement.

5.4     CHANGE CONTROL.

        (a) TechTeam shall comply with the following change control requirements:

                (1) Prior to using any software or equipment to provide the Services, TechTeam shall have verified that the item has been properly installed, is operating in accordance with its specifications, and is performing its intended functions in a reliable manner.

                (2) TechTeam shall make no change which adversely affects the function or performance of, or decreases to any significant degree the resource efficiency of, the Services, including implementing changes in technology, without first obtaining Owens-Corning's approval, which approval Owens-Corning may withhold in its sole discretion. TechTeam may make temporary changes required by an emergency if it has been unable to contact an appropriate Owens-Corning manager to obtain such approval after making reasonable efforts. TechTeam shall document and promptly report such emergency changes to Owens-Corning.

                (3) TechTeam shall move programs from development and test environments to production environments in a controlled and documented manner, so that no changes are introduced into the programs during such activity.


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
5.5  USE OF SUBCONTRACTORS.

     (a) Except as and to the extent Owens-Corning may agree otherwise in writing, TechTeam shall not subcontract its obligations under this Agreement except as follows:

         (1) Prior to entering into a subcontract with third party, TechTeam shall give Owens-Corning reasonable prior written notice specifying the components of the Services affected, the scope of the proposed subcontract, and the identity and qualifications of the proposed subcontractor. At Owens-Corning's request, TechTeam shall forward to Owens-Corning the contract that exists or will exist between TechTeam and the subcontractor. Subject to
Section 5.6(a)(2), Owens-Corning shall have the right to approve or disapprove of proposed subcontractors in its sole discretion. Owens-Corning also shall have the right during the Term to revoke its prior approval of a subcontractor and direct TechTeam to replace such subcontractor, if the subcontractor's performance is materially deficient, good faith doubts exist concerning the subcontractor's ability to render future performance because of changes in the subcontractor's ownership, management, financial condition, or otherwise, or there have been material misrepresentations by or concerning the subcontractor.

         (2) TechTeam may, in the ordinary course of business, subcontract for third party services or products that are not dedicated to Owens-Corning, that are not material to a particular function constituting a part of the Services, and that do not result in a material change in the way TechTeam conducts its business, provided such subcontract does not adversely affect Owens-Corning, whether in performance of or charges for the Services or otherwise. If Owens-Corning expresses concerns to TechTeam about such subcontract, TechTeam shall discuss such concerns with Owens-Corning and work in good faith to resolve Owens-Corning's concerns on a mutually acceptable basis.

     (b) TechTeam shall remain responsible for obligations performed by subcontractors to the same extent as if such obligations were performed by TechTeam employees. TechTeam shall be Owens-Corning's sole point of contact regarding the Services, including with respect to payment. Owens-Corning may require that a subcontractor and TechTeam execute an agreement designing TechTeam as the subcontractor's payment agent with respect to Owens-Corning. TechTeam shall not disclose Confidential Information of Owens-Corning to a subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of TechTeam under this Agreement.

     (c) TechTeam agrees to cooperate with and work with Owens-Corning consultants, subcontractors and third party representatives as requested by


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
Owens-Corning. Owens-Corning may require such consultants, subcontractors, and third party representatives to execute nondisclosure agreements protecting Owens-Corning's Confidential Information.

5.6     REPORTS AND MEETINGS.

        (a) Reports. Promptly after the Effective Date, the Parties will identify an appropriate set of periodic reports to be issued by TechTeam to Owens-Corning. Such reports shall be no less comprehensive, and shall be issued at no less frequent intervals, than the Owens-Corning's internal reporting prior to the Effective Date. Within 15 days of such notification, TechTeam shall provide Owens-Corning with suggested formats for such reports, for Owens-Corning's review and approval. In any event, TechTeam shall provide to Owens-Corning, commencing on the month after the Effective Date, a monthly performance report delivered to Owens-Corning within 15 days after the end of each month, in a form mutually established by the Parties, describing TechTeam's performance of the Services in the preceding month. Such report shall:

                (1) separately address TechTeam's activities respecting the Global Call Respond Center (collectively, hereinafter referred to as "Response Center"), and the Application Help Desk, service and support (collectively, hereinafter referred to as "Help Desk");

                (2) for each area, assess the degree to which it has attained or failed to attain the pertinent objectives in that area, including measurements with respect to the Performance Standards;

                (3) describe the status of resolution efforts for any identified problems, and of other initiatives;

                (4) explain deviations from the Performance Standards and include a plan for corrective action where appropriate;

                (5) include such documentation and other information as Owens-Corning may reasonably request to verify compliance with this Agreement; and

                (6) set forth a record of all equipment, software, and personnel changes that pertain to the Services and describe planned changes during the upcoming month that may affect the Services.

        (b) Meetings. Within 30 days after the Effective Date, the Parties shall determine an appropriate set of meeting to be held between representatives of Owens-Corning and TechTeam. TechTeam shall prepare and circulate an agenda sufficiently in advance to give participants an opportunity to prepare for the meeting, and shall incorporate into such agenda items that Owens-Corning desires to discuss. At Owens-Corning's request, TechTeam shall prepare and circulate minutes promptly after a meeting. As of the Effective Date, such meetings shall include the following:

                (1) a monthly meeting among operational personnel representing Owens-Corning and TechTeam to discuss daily performance and planned or anticipated activities and changes that might adversely affect performance;

                (2) a quarterly meeting of the management personnel of Owens-Corning and TechTeam, including the Owens-Corning Project Executive and TechTeam Program Manager, to review the monthly performance reports for the quarter, review TechTeam's overall performance under the Agreement, review progress on the resolution of issues, provide a strategic outlook for Owens-Corning's RESPONSE CENTER AND HELP DESK requirements, and discuss such other matters as appropriate; and

                (3) a semi-annual senior management meeting by all of the Parties to review relevant contract and performance issues.


5.7     ANNUAL TECHNOLOGY PLAN.

        The Parties shall jointly prepare an annual technology plan in accordance with the provisions of this Section (the "Technology Plan"). The Technology Plan shall address the information technology Help Desk and Response Center requirements of Owens-Corning. Each Technology Plan after the first shall review and assess the immediately preceding Technology Plan. The Technology Plan shall consist of a three-year plan and annual implementation plans.


5.8     QUALITY ASSURANCE.

        TechTeam shall provide and implement the quality assurance procedures that are reasonably necessary for the Services to be performed in accordance with the Performance Standards. Such procedures shall include checkpoint reviews, testing, acceptance, and other procedures for Owens-Corning to assure the quality of TechTeam's performance, and shall be included in the Procedures Manual.


5.9     VIRUSES.

        TechTeam shall use its best efforts to ensure that no viruses or similar items ("Viruses") are coded or introduced into the systems used to provide the Services. TechTeam agrees that, in the event a Virus is found to have been introduced into the systems used to provide the Services, TechTeam shall use its best efforts at no additional charge to assist Owens-Corning in reducing the effects of the Virus and, if the Virus causes a loss of operational efficiency or loss of data, to assist Owens-Corning to the same extent to mitigate and restore such losses.


5.10    DISABLING CODE.

        TechTeam represents and warrants that, without the prior written consent of Owens-Corning, TechTeam shall not insert into the software any code which would have the effect of disabling or otherwise shutting down all or any portion of the Services. TechTeam further represents and warrants that, with respect to any disabling code that may be part of the software, TechTeam shall not invoke such disabling code at any time, including upon expiration or termination of this Agreement for any reason, without Owens-Corning's prior written consent.


6.      AUDIT RIGHTS

6.1     AUDIT ACCESS.

        (a) TechTeam shall provide to Owens-Corning, its auditors (including internal audit staff), inspectors, regulators and other representatives as Owens-Corning may from time to time designate in writing, access at all reasonable times to the part of a facility at which TechTeam is providing the Services, to the TechTeam personnel providing the Services, and to the data and records relating to the Services for the purpose of performing audits and inspections of Owens-Corning and their businesses, to verify the integrity of data owned by Owens-Corning, to examine the systems that process, store, support and transmit that data, and to examine TechTeam's performance of the Services. To the extent applicable to the Services performed by TechTeam and to the charges therefor, audits and inspections may be (i) of practices and procedures, (ii) of systems, (iii) of general controls and security practices and procedures, (iv) of disaster recovery and back-up procedures, (v) of the efficiency and costs of TechTeam in performing the Services (but only to the extent potentially affecting the charges to Owens-Corning or the time of delivery of Services to Owens-Corning), and (vi) any audit necessary to enable Owens-Corning to meet applicable regulatory requirements.

        (b) TechTeam shall provide to such auditors, inspectors, regulators, and representatives such assistance as they reasonably require, including installing and operating audit software. TechTeam shall cooperate fully with Owens-Corning or their designees in connection with audit functions and with regard to examinations by regulatory authorities. Owens-Corning's auditors and other representatives shall comply with TechTeam's reasonable security requirements.

        (c) Both parties agree that routine audits are not expected to occur more frequently than once per year, unless government imposed or conducted in connection with non-performance.

6.2     AUDIT FOLLOW-UP.

        (a) As part of an audit or examination, Owens-Corning shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with TechTeam to obtain factual concurrence with issues identified in the review. TechTeam shall make available promptly to Owens-Corning the results of any review or audit conducted by TechTeam, its parent, Affiliates, or subsidiaries, or their contractors, agents or representatives (including internal and outside auditors), relating to TechTeams's operating practices and procedures to the extent relevant to the Services or Owens-Corning.

        (b) TechTeam and Owens-Corning RESPONSE CENTER AND HELP DESK management shall meet to review each audit report promptly after the issuance thereof and to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. Owens-Corning and TechTeam agree to develop mutually acceptable operating procedures for the sharing of audit and regulatory findings and reports related to TechTeam's operating practices and procedures produced by auditors or regulators of either party.

7.      OWENS-CORNING RESPONSIBILITIES

7.1     RESPONSIBILITIES.

        In addition to Owens-Corning's responsibilities as expressly set forth elsewhere in this Agreement, Owens-Corning shall be responsible for the following:

        (a) Owens-Corning shall designate, prior to commencement of the Services by TechTeam, two individuals to whom all TechTeam communications concerning this Agreement may be addressed (the "Owens-Corning Project Executives"). Owens-Corning will designate a technical project executive and a contact management executive.

        (b) Owens-Corning shall cooperate with TechTeam by, among other things, making available, as reasonably requested by TechTeam, management decisions, information, approvals and acceptances so that TechTeam may accomplish its obligations and responsibilities hereunder.

7.2     SAVING CLAUSE.

        Owens-Corning's failure to perform any of its responsibilities set forth in this Agreement (other than as provided in Section 17.1(b) with respect to Owens-Corning's failure to pay undisputed amounts) shall not be deemed to be grounds for termination by TechTeam; provided, however, that TechTeam's nonperformance of its obligations under this Agreement shall be excused if and to the extent (i) such TechTeam nonperformance results from Owens-Corning's failure to perform its responsibilities, and (ii) TechTeam provides Owens-Corning with reasonable notice of such nonperformance and uses commercially reasonable efforts to perform notwithstanding Owens-Corning's failure to perform (with Owens-Corning reimbursing TechTeam for its additional Out-of-Pocket Expenses for such efforts).

8.      CHARGES

8.1     GENERAL.

        All charges for the Services are set forth in this Article 8 or in Schedule A. Owens-Corning shall not be required to pay any amounts for the Services in addition to those payable to TechTeam under this Article 8 or under Schedule A.

8.2     PASS-THROUGH EXPENSES.

        Pass-Through Expenses are charges to be paid directly by Owens-Corning or through TechTeam on an Out-of-Pocket Expenses basis. All Pass-Through Expenses are listed in Schedule A, 5.0. If the Parties agree that a particular Pass-Through Expense is to be paid by Owens-Corning directly, TechTeam shall promptly provide Owens-Corning with the original third-party invoice for such expense together with a statement that TechTeam has reviewed the invoiced charges and made a determination of which charges are proper and valid and should be paid by Owens-Corning. Otherwise, TechTeam shall act as payment agent for Owens-Corning and shall pay third-party charges comprising the Pass-Through Expense. Prior to making any such payment, however, TechTeam shall review the invoice charges to determine whether such charges are proper and valid and should be paid and shall provide Owens-Corning with a reasonable opportunity to review the invoice to confirm TechTeam's determination. Following such review by TechTeam and Owens-Corning, TechTeam shall pay the amounts due and shall invoice Owens-Corning for such charges.

8.3     INCIDENTAL EXPENSES.

        TechTeam acknowledges that, except as expressly provided otherwise in the Agreement, expenses that TechTeam expects to incur in performing the Services (such but not limited to, marketing expenses and account relationship activities are included in TechTeam's charges and rates set forth in this Agreement. Accordingly, such TechTeam expenses are not separately reimbursable by Owens-Corning unless, on a case-by-case basis for unusual expenses, Owens-Corning has agreed in advance and in writing to reimburse TechTeam for the expense.

8.4     TAXES.

        The Parties' respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:

        (a) Each Party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

        (b) TechTeam shall be responsible for any sales, use, excise, value-added, services, consumption, and other taxes and duties payable by TechTeam on any goods or services used or consumed by TechTeam in providing the Services where the tax is imposed on TechTeam's acquisition or use of such goods or services and the amount of tax is measured by TechTeam's costs in acquiring such goods or services.

        (c) In the case of any sales, use, excise, value-added, services, consumption or other tax during the Term of this Agreement that is assessed on the provision of the Services as a whole, or on any particular Service received by Owens-Corning from TechTeam, such taxes are the sole responsibility of Owens-Corning.

        (d) The Parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. TechTeam's invoices shall separately state the amounts of any taxes TechTeam is collecting from Owens-Corning. Each Party shall provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either Party.

        (e) In the event that a sales, use, excise, value added, services, consumption, or other tax is assessed on the provision of any of the Services, the Parties shall work together to segregate the payments under this Agreement into payment streams for those Services that are taxable and nontaxable.

        (f) TechTeam shall promptly notify Owens-Corning of, and coordinate with Owens-Corning the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which Owens-Corning is responsible hereunder, it being understood that with respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party shall have the right to elect to control the response to and settlement of the claim, but the other Party shall have all rights to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities. If Owens-Corning requests TechTeam to challenge the imposition of any tax, Owens-Corning shall reimburse TechTeam for the reasonable legal fees and expenses it incurs. Owens-Corning shall be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by Owens-Corning.

8.5     ADDITIONAL SERVICES.

        In the event that Owens-Corning requests TechTeam to perform functions relating to the RESPONSE CENTER AND HELP DESK requirements of Owens-Corning that are materially different from, and in addition to, the Services, the Parties' obligations with respect to such functions shall be as follows:

        (a) If the performance of the additional functions would be reflected in an increased volume of chargeable resource usage, and the incremental resources and expenses required to perform the additional functions would not be disproportionately greater than the corresponding increase in the volume or composition of such chargeable resource usage from performing such additional functions, then the charge, if any, for such additional functions shall be determined pursuant to Schedule C and in any, for such additional functions shall be determined pursuant to Schedule C and the other provisions of this Article 8, and the additional functions shall then be considered "Services" and shall be subject to the provisions of this Agreement.

        (b) If the incremental resources and expenses required to perform the additional functions would be disproportionately greater than the corresponding increase in the volume or composition of resource usage from performing them, then prior to performing such additional functions:

                (1) TechTeam shall quote to Owens-Corning a charge for such additional functions that is no more that the charge TechTeam provides to customers similar to Owens-Corning for similar services.

                (2) Owens-Corning, upon receipt of such quote, may then elect to have TechTeam perform the additional functions, and the charges under this Agreement shall be adjusted, if appropriate, to reflect such functions. If Owens-Corning so elects, such services shall then be deemed "Services" and shall be subject to the provisions of this Agreement.

        (c) Owens-Corning may elect to solicit and receive bids from third parties to perform such additional functions. If Owens-Corning elects such third party services, TechTeam shall cooperate with those third parties.

     (d) The Parties anticipate that the Services will evolve and be supplemented, modified, enhanced or replaced over time to keep pace with technological advancements and improvements in the methods of delivering services, and the Parties acknowledge that these will not be deemed to result in functions materially different from and in addition to the Services.

9.   INVOICING AND PAYMENT

9.1  INVOICING.

     (a) TechTeam shall invoice Owens-Corning for amounts due under this Agreement on a monthly basis in arrears. Invoices shall be in duplicate and forwarded to Ms. Joyce Slusher, Owens-Corning, Fiberglas Tower, Toledo, Ohio. TechTeam shall include the calculations utilized to establish the charges.

     (b) To the extent a credit may be due Owens-Corning pursuant to this Agreement, TechTeam shall provide Owens-Corning with an appropriate credit against amounts then due and owing; if no further payments are due to TechTeam, TechTeam shall pay such amounts to Owens-Corning within 45 days.

     (c) TechTeam shall render a single consolidated invoice for each month's charges, showing such details as reasonably specified by Owens-Corning to satisfy Owens-Corning's internal accounting and chargeback requirements, including, at Owens-Corning's request, allocating charges among Service components, locations, and departments.

9.2  PAYMENT DUE.

     Subject to the other provisions of this Article 9, each invoice provided for under Section 9.1 shall be due and payable within 45 days after receipt of the invoice. Any amount due under this Agreement for which a time for payment is not otherwise specified shall be due and payable within 45 days after receipt of the invoice for such amount.

9.3  ACCOUNTABILITY.

     TechTeam shall maintain complete and accurate records of and supporting documentation for the amounts billable to and payments made by Owens-Corning hereunder, in accordance with generally accepted accounting principles applied on a consistent basis, and shall retain such records in accordance with its records retention policy as that policy may be adjusted from time to time. TechTeam agrees to provide Owens-Corning with documentation and other information with respect to each invoice as may be reasonably requested by Owens-Corning to verify accuracy and compliance with the provisions of this Agreement. Owens-Corning and its authorized agents and representatives shall have access to such records for purposes of audit during normal business hours during the Term and during the period for which TechTeam is required to maintain such records.

9.4  PRORATION.

     Periodic charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month.

9.5  REFUNDABLE ITEMS.

     (a) Prepaid Amounts. Where Owens-Corning has prepaid for a service or function for which TechTeam is assuming financial responsibility under this Agreement, TechTeam shall refund to Owens-Corning, upon either Party identifying the prepayment, that portion of such prepaid expense which is attributable to periods on and after the Effective Date.

     (b) Refunds and Credits. If TechTeam should receive a refund, credit or other rebate for goods or services paid for Owens-Corning, TechTeam shall promptly notify Owens-Corning of such refund, credit or rebate and shall promptly pay the full amount of such refund, credit or rebate, as the case may be to Owens-Corning.

9.6  SET OFF.

     With respect to any amount to be paid by Owens-Corning hereunder, Owens-Corning may set off against such amount any amount that TechTeam is obligated to pay Owens-Corning hereunder.

9.7  DISPUTED CHARGES.

     Subject to Section 9.6, Owens-Corning shall pay undisputed charges when such payments are due under this Article and Schedule D. Disputed amounts will be communicated in writing to TechTeam within 15 days of receipt of the invoice in which the disputed charge appears. Owens-Corning may, without breach, withhold payment of particular charges that Owens-Corning disputes in good faith.

10.  SAFEGUARDING OF DATA; CONFIDENTIALITY

10.1 OWENS-CORNING DATA.

     Owens-Corning Data shall be and remain the property of Owens-Corning, and upon Owens-Corning's request, the termination or expiration of this Agreement for any reason or, with respect to any particular data, on such earlier date that the same shall be no longer required by TechTeam in order to render the Services hereunder, such Owens-Corning Data shall be promptly returned to Owens-Corning by TechTeam in a form mutually acceptable to Owens-Corning and TechTeam or, if Owens-Corning so elects, shall be destroyed. Owens-Corning Data shall not be utilized by TechTeam for any purpose other than that of rendering the Services under this Agreement, nor shall Owens-Corning Data or any part thereof be sold, assigned, leased, or otherwise disposed of to third parties by TechTeam or commercially exploited by or on behalf of TechTeam, its employees or agents. TechTeam shall not possess or assert any lien or other right against or to Owens-Corning Data.

10.2  SAFEGUARDING OWENS-CORNING DATA.

     TechTeam shall establish and maintain safeguards against the destruction, loss, or alteration of Owens-Corning Data in the possession of TechTeam which are no less rigorous than those maintained by Owens-Corning as of the Effective Date, and shall be no less rigorous than those maintained by TechTeam for its own information of a similar nature. Owens-Corning shall have the right to establish backup security for data and to keep backup data and data files in its possession if it chooses.

10.3  CONFIDENTIALITY.

     (a) Confidential Information. TechTeam and Owens-Corning each acknowledge that the other possesses and will continue to possess information that has been developed or received by it, has commercial value in its business or that of its customers and is not in the public domain. Except as otherwise specifically agreed in writing by the Parties, "Confidential Information" shall mean all information of a Party marked confidential, restricted, proprietary, or with a similar designation. The terms and conditions of this Agreement shall be deemed Confidential Information. In the case of Owens-Corning, Confidential Information also shall include software provided to TechTeam by or through Owens-Corning, Owens-Corning Data, Owens-Corning lists, Owens-Corning information, account information, information regarding Owens-Corning's businesses, plans, operations, consumer markets, or other information or data stored on magnetic media or otherwise or communicated orally, and obtained, received, transmitted, processed, stored, archived, or maintained by TechTeam under this Agreement.

(b)  Obligations.

     (1) Each Party's Confidential Information shall remain the property of that Party except as expressly provided otherwise by the other provisions of this Agreement. Owens-Corning and TechTeam shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to safeguard and to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication, dissemination destruction, loss, or alteration of its own information (or information of its customers) of a similar nature; provided, however, that the Parties may disclose such information to entities performing services required hereunder where (i) use of such entity is authorized under this Agreement, (ii) such disclosure is necessary or otherwise naturally occurs in that entity's scope of responsibility, and (iii) the entity agrees in writing to assume the obligations described in this Section. Any disclosure to such entity shall be under the terms and conditions as provided herein.

          (2) Furthermore, neither TechTeam nor Owens-Corning shall (i) make any use or copies of the Confidential Information of the other except as contemplated by this Agreement,(ii) acquire any right in or assert any lien against the Confidential Information of the other, (iii) sell, assign, lease, or otherwise dispose of Confidential Information to third parties or commercially exploit such information, (iv) refuse for any reason (including a default or material breach of this Agreement by the other Party) to promptly provide the other Party's Confidential Information (including copies thereof) to it if requested to do so (in the case of Owens-Corning Data, in the form reasonably requested). Upon expiration or any termination of this Agreement and completion of a Party's obligations under this Agreement, each Party shall (except as otherwise provided with respect to TechTeam intellectual property, archival files, or elsewhere in this Agreement) return or destroy, as the owner may direct, all documentation in any medium that contains, refers to, or relates to the other Party's Confidential Information, and retain no copies. In addition, the Parties shall take reasonable steps to ensure that their employees comply with these confidentiality provisions.

     (c) Exclusions. Section 10.3(b) shall not apply to any particular information which TechTeam or Owens-Corning can demonstrate (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (iii) was in the possession of the receiving Party at the time of disclosure to it; (iv) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (v) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party. In addition, a Party shall not be considered to have breached its obligations under this Article for disclosing Confidential Information of the other Party as required to satisfy any legal requirement of a competent government body provided that, immediately upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party promptly and prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

     (d) Loss of Confidential Information. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party shall notify the furnishing Party immediately.

     (e) No Implied Rights. Nothing contained in this Article shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party.

11.  INTELLECTUAL PROPERTY

11.1 OWNERSHIP.

     (a) Owens-Corning shall be the sole and exclusive owner of software owned by it as of the Effective Date, including United States and foreign intellectual property rights in such software.

     (b) All work performed by TechTeam under this Agreement (including any software developed by TechTeam under this Agreement) and funded by Owens-Corning shall be considered works made for hire owned by Owens-Corning. If any such work product may not be considered a work made for hire under applicable law, TechTeam hereby irrevocably assigns to Owens-Corning without further consideration, all of TechTeam's right, title and interest in and to such work product, including United States and foreign copyrights. TechTeam acknowledges that Owens-Corning and the successors and assigns of Owens-Corning shall have the right to obtain and hold in their own name any intellectual property rights in and to such work product. TechTeam agrees to execute any documents and take any other actions reasonably requested by Owens-Corning to effectuate the purposes of this Section.

     (c) Owens-Corning grants to TechTeam a worldwide, fully paid-up, non-exclusive right and license during the Term of this Agreement to use, copy, maintain, modify, enhance and create derivative works of the software and works described in (a) and (b) above for the sole purpose of providing the Services pursuant to this Agreement; provided that this license does not give TechTeam the right, and TechTeam is not authorized, to sublicense such software and works.

11.2 EXPORT.

     The Parties acknowledge that certain software and technical data to be provided hereunder and certain transactions hereunder may be subject to export controls under the laws and regulations of the United States and other countries. No Party shall export or re-export any such items or any direct product thereof or undertake any transaction in violation of any such laws or regulations. To the extent within

TechTeam's control, TechTeam shall be responsible for, and shall coordinate and oversee, compliance with such export laws in respect of such items exported or imported hereunder.

12.   REPRESENTATIONS AND WARRANTIES

12.1  WORK STANDARDS.

     TechTeam represents and warrants that the Services shall be rendered with promptness and diligence and shall be executed in a workmanlike manner, in accordance with the practices and high professional standards used in well-managed operations performing services similar to the Services. TechTeam represents and warrants that it shall use adequate numbers of qualified individuals with suitable training, education, experience, and skill to perform the Services.

12.2  MAINTENANCE.

     TechTeam represents and warrants that it shall maintain the equipment and software used in performing the Services so that they operate in accordance with their specifications, including (i) maintaining equipment in good operating condition, subject to normal wear and tear, (ii) undertaking repairs and preventive maintenance on equipment in accordance with the applicable equipment manufacturer's recommendations, and (iii) performing software maintenance in accordance with the applicable software TechTeam's documentation and recommendations.

12.3  EFFICIENCY AND COST EFFECTIVENESS.

     TechTeam represents and warrants that it shall use its best efforts to use efficiently the resources or services necessary to provide the Services. TechTeam represents and warrants that it shall use its best efforts to perform the Services in the most cost-effective manner consistent with the required level of quality and performance.

12.4  TECHNOLOGY.

     TechTeam represents and warrants that it shall provide the Services using, consistent with the Change Control Procedures, proven, current technology that will enable Owens-Corning to take advantage of technological advancements in its industry and support Owens-Corning's efforts to maintain competitiveness in the markets in which it competes.

12.5  NON-INFRINGEMENT.

     Each Party represents and warrants that it shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of any third party.

12.6  AUTHORIZATION.

     Each Party represents and warrants to the other that:

     (a) It has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement; and

     (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party.

12.7  INDUCEMENTS.

     TechTeam represents and warrants to Owens-Corning that it has not violated any applicable laws or regulations or any Owens-Corning policies of which TechTeam has been given notice regarding the offering of unlawful inducements in connection with this Agreement. If at any time during the Term of this Agreement, Owens-Corning determines that the foregoing warranty is inaccurate, then, in addition to any other rights Owens-Corning may have at law or in equity, Owens-Corning shall have the right to terminate this Agreement for cause without affording TechTeam an opportunity to cure.

12.8  DISCLAIMER.

      EXCEPT AS PROVIDED IN THIS AGREEMENT, THERE ARE NO OTHER EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

13.  INSURANCE AND RISK OF LOSS

13.1 INSURANCE.

     During the Term of this Agreement, TechTeam shall have and maintain insurance coverages with limits not less than those set forth below with insurers satisfactory to Owens-Corning. Owens-Corning makes no representation that the minimum limits or coverage types that it requires are adequate to protect TechTeam.

     (a) Worker's Compensation Insurance, including occupational illness or disease coverage, or other similar social insurance in accordance with the laws of the country, state, or territory exercising jurisdiction over the employee and Employer's Liability Insurance with a minimum limit of $500,000 per occurrence.

     (b) Commercial General Liability Insurance, including Contractual Liability and Broad Form Property Damage Liability coverage for damages to any property with a minimum combined single limit of $2,000,000 per occurrence. This policy shall be endorsed to name Owens-Corning as additional insured.

     (c) Automotive Liability Insurance covering use of all owned, non-owned, and hired automobiles with a minimum combined single limit of $1 000,000 per occurrence for bodily injury and property damage liability. This policy shall be endorsed to name Owens-Corning as additional insured.

     (d) Errors and Omissions Liability Insurance covering the liability for financial loss due to error, omission, negligence of employees and machine malfunction in an amount of at least $2,000,000.

     (e) An "umbrella" policy in an amount of $10,000,000 which shall provide excess coverage if any one or more of the insurance coverages provided in Paragraphs 13.2(a) through (d) are exhausted.

The foregoing insurance coverages shall be primary and non-contributing with respect to any other insurance or self insurance which may be maintained by Owens-Corning. TechTeam shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force and that not less than thirty (30) days written notice shall be given to Owens-Corning prior to any modification, cancellation or non-renewal of the policies. The insurers selected by TechTeam are subject to approval by Owens-Corning. TechTeam shall assure that its subcontractors, if any, maintain insurance coverages as specified in this
Article 13 or are endorsed as additional insureds on all required TechTeam coverages.

13.2 Risk of Loss.

     Each Party shall be responsible for risk of loss of, and damage to, any equipment, software or other materials in its possession or under its control.

14.  INDEMNITIES

14.1 INDEMNITY BY TECHTEAM.

     TechTeam agrees to indemnify, defend and hold harmless Owens-Corning and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns, from any and all Losses and threatened Losses arising from or in connection with any of the following:

     (a) TechTeam's failure to observe or perform any duties or obligations to be observed or performed on or after the Effective Date by TechTeam under any of the contracts for which TechTeam has financial, administrative, or operational responsibility;

     (b) TechTeam's breach of its obligations with respect to Owens-Corning's Confidential Information;

     (c) Any claims arising out of or related to occurrences TechTeam is required to insure against pursuant to Article 13;

     (d) Any claims of infringement of any patent, trade secret, copyright or other proprietary rights, alleged to have occurred because of systems or other resources provided to Owens-Corning or based upon performance of the Services by TechTeam; and

     (e) Any claim or action by, on behalf of, or related to, the Transferred Employees, including but not limited to claims arising under the occupational health and safety or other applicable federal, state, or local laws or regulations, arising on or after the Effective Date.

14.2  INDEMNITY BY OWENS-CORNING.

      Owens-Corning agrees to indemnify, defend and hold harmless TechTeam and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns, from any Losses and threatened Losses arising from or in connection with any of the following:

     (a) Owens-Corning's failure to observe or perform any duties or obligations to be observed or performed prior to the Effective Date by Owens-Corning under any of the contracts for which TechTeam, after the Effective Date, has financial, administrative, or operational responsibility;

     (b) Owens-Corning's breach of its obligations with respect to TechTeam's Confidential Information;

     (c) Any claims of infringement of any patent, trade secret, copyright or other proprietary rights, alleged to have occurred because of systems or other resources provided to TechTeam by Owens-Corning or based upon Owens-Corning's activities under this Agreement; and

     (d) Any claim or action by, on behalf of, or related to, the Transferred Employees, including but not limited to claims arising under the occupational health and safety or other applicable federal, state, or local laws or regulations, arising prior to the Effective Date.

14.3  ADDITIONAL INDEMNITIES.

     TechTeam and Owens-Corning each agree to indemnify, defend and hold harmless the other, and its Affiliates, officers, directors, employees, agents, successors, and assigns, from any and all Losses and threatened Losses arising from or in connection with any of the following: (a) the death or bodily injury of any agent, employee, Owens-Corning business invitee, or business visitor or other person caused by the tortious conduct of the indemnitor; (b) the damage, loss or destruction of any real or tangible personal property caused by the tortious conduct of the indemnitor; and (c) any claim, demand, charge, action, cause of action, or other proceeding asserted against the indemnitee but resulting from an act or omission of the indemnitor in its capacity as an employer of a person.

14.4  INFRINGEMENT.

     If any item used by TechTeam to provide the Services becomes, or in TechTeam's reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, TechTeam shall, in addition to indemnifying Owens-Corning as provided in this Article and to the other rights Owens-Corning may have under this Agreement, promptly take the following actions at no additional charge to Owens-Corning and in the listed order of priority: (i) secure the right to continue using the item; (ii) replace or modify the item to make it non-infringing, provided that any such replacement or modification will not degrade the performance or quality of the affected component of the Services or; (iii) remove the item from the Services and equitably adjust the charges to reflect such removal.

14.5 INDEMNIFICATION PROCEDURES.

     With respect to third-party claims, the following procedures shall apply:

     (a) Notice. Promptly after receipt by any entity entitled to indemnification under Sections 14.1 through 14.3 of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within 15 days following receipt of written notice from the indemnitee relating to any claim, but no later than 10 days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor elects to assume control of the defense and settlement of that claim (a "Notice of Election").

     (b) Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided, however, that (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by such indemnitee in connection with the defense of that claim. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by such indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor.

     (c) Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses.

14.6   SUBROGATION.

     In the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to Sections 14.1 through 14.3, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.

15.     LIABILITY

15.1    GENERAL INTENT.

        Subject to the specific provisions of this Article 15, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party's failure to perform its obligations in the manner required by this Agreement.

15.2    LIABILITY RESTRICTIONS.

        IN NO EVENT SHALL A PARTY BE LIABLE FOR INDIRECT OR CONSEQUENTIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NEITHER PARTY SHALL BE LIABLE FOR EXEMPLARY OR PUNITIVE DAMAGES; provided that this limitation of liability shall not apply with respect to (i) damages occasioned by the willful misconduct or gross negligence of a Party, (ii) claims that are the subject of indemnification pursuant to Article 14, or (iii) damages occasioned by the improper or wrongful termination of this Agreement by TechTeam. Each Party shall have a duty to mitigate damages for which the other Party is responsible.

15.3    FORCE MAJEURE.

        (a) No Party shall be liable for any default or delay in the performance of its obligations under this Agreement (i) if and to the extent such default or delay is caused, directly or indirectly, by: fire, flood, earthquake, elements of nature or acts of God; riots, civil disorders, rebellions or revolutions in any country; or any other cause beyond the reasonable control of such Party, (ii) provided the non-performing Party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and can not reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means.

        (b) In such event the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within 2 days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

        (c) If any of an event under Section 15.3(a) substantially prevents, hinders, or delays performance of the Services necessary for the performance of critical Owens-Corning functions for more than 3 consecutive days, then at Owens-Corning's option (i) Owens-Corning may procure such services from an alternate source; or (ii) Owens-Corning may terminate any portion of this Agreement so affected and the charges payable hereunder shall be equitably adjusted to reflect those terminated Services; or (iii) this Agreement will terminate without liability to Owens-Corning as of a date specified by Owens-Corning in a written notice of termination to TechTeam. TechTeam shall not have the right to any additional payments from Owens-Corning as a results of any force majeure occurrence.

16.     DISPUTE RESOLUTION

        Any dispute between the Parties, either with respect to the interpretation of any provision of this Agreement or with respect to the performance by TechTeam or Owens-Corning, shall be resolved as provided in this
Article 16.

16.1    INFORMAL DISPUTE RESOLUTION.

        Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve their dispute informally, as follows:

        (a) Upon the written request of a Party, the other Party shall appoint a designated representative who is not directly involved in the dispute and whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

        (b) The designated representatives shall meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which Parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding.

        (c) During the course of negotiations, all reasonable requests made by one Party to another for non-privileged information, reasonably related to this Agreement, shall be honored in order that each of the Parties may be fully advised of the other's position.

        (d) The specific format for the discussions shall be left to the discretion of the Parties, but may include the preparation of agreed-upon statements of fact or written statements of position.

     (e) Should the Parties fail to reach agreement pursuant to paragraphs (a) through (d) above, or at any other time as the Parties may mutually agree, the Vice President and Chief Information Officer of Owens-Corning and the Chief Executive Officer of National Tech Team shall meet and endeavor to resolve the dispute:

     (f) Formal proceedings for the resolution of a dispute may not be commenced until the earlier of:

          (1) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

          (2)   30 days after the initial request to negotiate the dispute.

This provision shall not be construed to prevent a Party from instituting, and a Party is authorized to institute, formal proceedings earlier to avoid the expiration of any applicable limitations period, or to preserve a superior position with respect to other creditors, or as provided in Sections 16.3 and 17.6.

16.2   ARBITRATION.

     If the Parties are unable to resolve a dispute under this Agreement as contemplated by Section 16.1 and if such dispute is not subject to Sections 16.3 or 17.6 of this Agreement, then such dispute shall be submitted to mandatory and binding arbitration at the election of either Party (the "Disputing Party") pursuant to the following conditions:

     (a) Selection of Arbitrator. The Disputing Party shall notify the American Arbitration Association and the other Party in writing describing in reasonable detail the nature of the dispute ("the Dispute Notice"), and shall request that the American Arbitration Association furnish a list of 5 possible arbitrators who shall have at least 5 years experience in data processing matters. Each Party shall have 15 days to reject two of the proposed arbitrators. If only one individual has not been so rejected, he or she shall serve as arbitrator; if two or more individuals have not been so rejected, the American Arbitration Association shall select the arbitrator from those individuals.

     (b) Conduct of Arbitration. The arbitrator shall allow reasonable discovery in the forms permitted by the Federal Rules of Civil Procedure, to the extent consistent with the purpose of the arbitration. The arbitrator shall have no power or authority to amend or disregard any provision of this Section 16.2. The arbitration hearing shall be commenced promptly and conducted expeditiously, with each of Owens-Corning and TechTeam being allocated one-half of the time for the presentation of its case. Unless otherwise agreed to by the Parties, an arbitration hearing shall be conducted on consecutive days.

        (c) Replacement of Arbitrator. Should the arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 16.2, such arbitrator shall be replaced by an arbitrator selected from the other four arbitrators originally proposed by American Arbitration Association and not rejected by the Parties, if any, or if there are no remaining proposed arbitrators who have not been rejected, by repeating the process of selection described in paragraph (a) above. If an arbitrator is replaced pursuant to this paragraph (c), then a rehearing shall be take place in accordance with the provisions of this Section 16.2.

        (d) Findings and Conclusions. The arbitrator rendering judgment upon disputes between Parties as provided in this Section 16.2 shall, after reaching judgment and award, prepare and distribute to the Parties a writing describing the findings of fact and conclusions of law relevant to such judgment and award and containing an opinion setting forth the reasons for the giving or denial of any award. The award of the arbitrator shall be final and binding on the Parties, and judgment thereon may be entered in a court of competent jurisdiction.

        (e) Place of Arbitration Hearings. Arbitration hearings hereunder shall be held in Toledo, Ohio. If TechTeam and Owens-Corning agree, arbitration hearings may be held in another location.

        (f) Time of the Essence. The arbitrator is instructed that time is of the essence in the arbitration proceeding, and that the arbitrator shall have the right and authority to issue monetary sanctions against either of the Parties if, upon a showing of good cause, that Party is unreasonably delaying the proceeding. The arbitrator shall render his or her judgment or award within 15 days following the conclusion of the hearing and in any event within four months of selection of the arbitrator. Recognizing the express desire of the Parties for an expeditious means of dispute resolution, the arbitrator shall limit or allow the Parties to expand the scope of discovery as may be reasonable under the circumstances.

        (g) Limitation on Authority of Arbitrator. If the Parties comply with the provisions of Section 16.1 and the arbitrator finds that a material breach of this Agreement has occurred, the arbitrator shall not have the authority to exclude the right of a Party to terminate this Agreement by virtue of such material breach. The arbitrator further shall not have the authority to award punitive damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

16.3    LITIGATION.

        (a) Immediate Injunctive Relief. The Parties agree that the only circumstance in which disputes between them shall not be subject to the provisions of Sections 16.1 and 16.2 is where a Party makes a good faith determination that a breach of the terms of this Agreement by the other Party is such that the damages to such Party resulting from the breach will be so immediate, so large or severe, and so incapable of adequate redress after the fact that a temporary restraining order or other immediate injunctive relief is the only adequate remedy. If a Party files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by the other Party and the injunctive relief sought is not awarded in substantial part, the Party filing the pleading seeking immediate injunctive relief shall pay all of the costs and attorneys' fees of the Party successfully challenging the pleading.

        (b) Jurisdiction. The Parties consent to venue in Toledo, Ohio and to the non-exclusive jurisdiction of competent Ohio state courts or federal courts in the Northern District of Ohio for all litigation which may be brought, subject to the requirement for arbitration hereunder, with respect to the terms of, and the transactions and relationships contemplated by, this Agreement. The Parties further consent to the jurisdiction of any state court located within a district with encompasses assets of a Party against which a judgment has been rendered, either through arbitration or through litigation, for the enforcement of such judgment or award against the assets of such Party.

16.4    CONTINUED PERFORMANCE.

        Each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved; provided that TechTeam shall not be required to continue to perform to the extent which the circumstances in
Section 17.1(b) apply.

16.5    GOVERNING LAW.

        This Agreement and performance under it shall be governed by and construed in accordance with the laws of state of Ohio without regard to its choice of law principles.

17.     TERMINATION

17.1    TERMINATION FOR CAUSE.

        (a)     In the event that TechTeam:

                (1) commits a material breach of this Agreement, which breach is not cured within 30 days of Owens-Corning's receipt of TechTeam's action plan to cure;

such plan to be provided to Owens-Corning within 30 days of notice of breach from Owens-Corning to TechTeam;

        (2) commits a material breach of this Agreement which is not capable of being cured within thirty 30 days; or

        (3) commits numerous breaches of its duties or obligation which collectively constitute a material breach of this Agreement;

then Owens-Corning may, by giving written notice to TechTeam, terminate the Agreement, in whole or in part, as of a date specified in the notice of termination. If Owens-Corning chooses to terminate the Agreement in part, the charges payable under the Agreement will be equitably adjusted to reflect those services that are terminated.

        (b) In the event that Owens-Corning fails to pay TechTeam when due undisputed charges under the Agreement totaling at least one month's invoice and fails to make such payment within 45 days of notice from TechTeam of the failure to make such payment then TechTeam may by giving written notice to Owens-Corning terminate the Agreement as of a date specified in the notice of termination.

17.2    TERMINATION FOR CONVENIENCE.

        (a) Owens-Corning may terminate this Agreement for convenience and without cause at any time by giving TechTeam at least 3 months prior written notice designating the termination date and paying to TechTeam (i) for all Services performed by TechTeam up to and including the date of termination,
(ii) TechTeam's actual expenses reasonably incurred as a result of the termination ("Termination Expenses") and, (iii) the amount specified on Schedule D to cover TechTeam's unrecovered startup costs. Termination Expense shall be expenses that (A) would not have been incurred by TechTeam but for TechTeam's reasonable expectation that Owens-Corning would continue to receive the Services during the Term, and (B) cannot be reduced or eliminated by commercially reasonable efforts, including termination of leases and using resources to provide services for TechTeam.

        (b) In the event that a puported termination for cause by Owens-Corning under Section 17.1 is determined by a competent authority not to be properly a termination for cause, then such termination by Owens-Corning shall be deemed to be a termination for convenience under this
Section 17.2.

17.3    TERMINATION UPON CHANGE OF CONTROL.

        In the event of a change in Control of Owens-Corning or TechTeam where such Control is acquired, directly or indirectly, in a single transaction or series of related transactions, or all or substantially all of the assets of Owens-Corning or TechTeam, as applicable, are acquired, by any entity, or Owens-Corning or TechTeam, as applicable, is merged with or into another entity to form a new entity, then, at any time within 6 months after the last to occur of such events, Owens-Corning may then terminate this Agreement by (i) giving TechTeam at least 90 days' prior written notice and designating a date upon which such termination shall be effective, and (ii) paying to TechTeam the amounts as specified in Section 17.2.

17.4    EXTENSION OF TERMINATION EFFECTIVE DATE.

        Owens-Corning may extend the effective date of termination one or more times as it elects, at its sole discretion, provided that the total of all such extensions shall not exceed 180 days following the original effective date of termination. For any notice or notices of such extensions provided to TechTeam within 30 days of the actual date of termination, Owens-Corning shall reimburse TechTeam for additional Out-of-Pocket Expenses caused by such notices.

17.5    TERMINATION/EXPIRATION ASSISTANCE.

        (a) Commencing 6 months prior to expiration or on such earlier date as Owens-Corning may request, or commencing upon any notice of termination or of non-renewal (including, without limitation, notice based upon breach or default by Owens-Corning), and continuing through the effective date of expiration (as such effective date may be extended pursuant to Section 3.2), or, if applicable, through the effective date of termination of this Agreement (as such effective date may be extended pursuant to Section 17.4), TechTeam shall provide to Owens-Corning, or at Owens-Corning's request to Owens-Corning's designee, the reasonable termination/expiration assistance requested by Owens-Corning to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the Services to Owens-Corning or its designee. Such assistance shall include the assistance described in Schedule B and the following:

                (1) Owens-Corning or Owens-Corning's designee shall be permitted to undertake, without interference from TechTeam, to hire any TechTeam employees primarily performing the Services as of the date TechTeam receives notice of termination, or, in the case of expiration, within the 6-month period (or longer period requested by Owens-Corning) prior to expiration. TechTeam shall waive, and shall cause its subcontractors to waive, their rights, if any, under contracts with such personnel restricting the ability of such personnel to be recruited or hired by Owens-Corning. Owens-Corning or its designee shall have reasonable access to such personnel for interviews and recruitment.

                (2) If Owens-Corning is entitled pursuant to this Agreement to a sublicense or other right to use any software owned or licensed by TechTeam and utilized in performing the Services, TechTeam shall provide Owens-Corning with such sublicense or other right.

                (3) TechTeam shall make available to Owens-Corning or its designee, pursuant to reasonable terms and conditions, any equipment owned or leased by TechTeam that is substantially dedicated to the performance of the Services. Owens-Corning or its designee may purchase such equipment owned by TechTeam at the lower of TechTeam's then current book value or the unrecovered capital payments for such equipment and may assume TechTeam's rights and obligations with respect to any such equipment leased by TechTeam.

                (4) TechTeam shall make available to Owens-Corning or its designee, pursuant to reasonable terms and conditions, any third party services then being utilized by TechTeam in the performance of the Services. TechTeam shall be entitled to retain the right to utilize any such third party services in connection with the performance of services for any other TechTeam Owens-Corning.

        (b) This Section 17.5(b) shall survive termination/expiration of this Agreement. For a period of 12 months following the effective date of termination/expiration under the provisions of this Agreement, TechTeam shall provide to Owens-Corning, at Owens-Corning's request, any or all of the Services being performed by TechTeam prior to such effective date, including without limitation any of the Services under Section 17.5(a) and Schedule B. To the extent TechTeam is to perform Services under this Section 17.5(b), the provisions of this Agreement shall be applicable as such provisions would have been applicable to such Services prior to such effective date, provided the charge therefor shall be at the rates otherwise applicable under this Agreement.

17.6    EQUITABLE REMEDIES.

        TechTeam acknowledges that, in the event it breaches (or attempts or threatens to breach) its obligation to provide Owens-Corning termination/expiration assistance as provided in Section 17.5, Owens-Corning will be irreparably harmed. In such a circumstance, Owens-Corning may proceed directly to court. If a court of competent jurisdiction should find that TechTeam has breached (or attempted or threatened to breach) any such obligations, TechTeam agrees that without any additional findings of irreparable injury or other conditions to injunctive relief, it shall not oppose the entry of an appropriate order compelling performance by TechTeam and restraining it from any further breaches (or attempted or threatened breaches).

18.       GENERAL

18.1      BINDING NATURE AND ASSIGNMENT.

          This Agreement shall be binding on the Parties hereto and their respective successors and assigns. Neither Party may, or shall have the power to, assign this Agreement without the prior written consent of the other, except that Owens-Corning may assign its rights and obligations under this Agreement without the approval of TechTeam to an entity which acquires all or substantially all of the assets of Owens-Corning or to any subsidiary or Affiliate or successor in a merger or acquisition of Owens-Corning; provided, however, that in no event shall such assignment relieve Owens-Corning of its obligations under this Agreement.

18.2      ENTIRE AGREEMENT; AMENDMENT.

          This Agreement, including any Schedules referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in this Agreement. No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such change, waiver, or discharge is sought to be enforced.

18.3      COMPLIANCE WITH LAWS AND REGULATIONS.

          (a) TechTeam shall perform its obligations in a manner that complies with the applicable laws, regulations, ordinances and codes, including without limitation identifying and procuring required permits, certificates, approvals and inspections. If a charge of non-compliance by TechTeam with any such laws, regulations, ordinances, or codes occurs, TechTeam shall promptly notify Owens-Corning of such charges in writing.

          (b) TechTeam's execution, delivery, and performance of this Agreement may not constitute a violation of any judgment, order, or decree; a material default under any material contract by which it or any of its material assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default.

18.4      NOTICES.

          All notices, requests, demands, and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) one (1) day after being given to an express courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile with a copy sent by another means specified in this Section 18.4, or
(iv) 6 days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

         In the case of Owens-Corning:

                 Owens-Corning Fiberglas Corporation
                 Fiberglas Tower
                 Toledo, Ohio 43569

                 Att:     Ms. Joyce Slusher


         With copies to:

                 Director
                 Global Information Technologies
                 Supplier Alliances and
                 Legal Department
                 Fiberglas Tower
                 Toledo, Ohio 43569


         In the case of TechTeam:

                 National TechTeam, Inc.
                 22000 Garrison Avenue
                 Dearborn, Ml 48124

                 Att:     Brian Niemiec
                          Senior Vice President


         With a copy to:

                 National TechTeam, Inc.
                 27345 W. Eleven Mile Road
                 Southfield, MI 48034

                 Att:    Karen Trevas
                         National Account Manager

A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.

18.5      COUNTERPARTS.

          This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties hereto.

18.6      HEADINGS.

          The article and section headings and the table of contents used herein are for reference and convenience only and shall not enter into the interpretation hereof.

18.7      RELATIONSHIP OF PARTIES.

          TechTeam, in furnishing services to Owens-Corning hereunder, is acting as an independent contractor, and TechTearn has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by TechTeam under this Agreement.
TechTeam is not an agent of Owens-Corning and has no authority to represent Owens-Corning as to any matters, except as expressly authorized in this Agreement.

18.8      SEVERABILITY.

          In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by an arbitrator or a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and affect.

18.9      CONSENTS AND APPROVAL.

          Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

18.10     WAIVER OF DEFAULT; CUMULATIVE REMEDIES.

          (a) A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

          (b) All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

18.11     SURVIVAL.

          Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

18.12     MEDIA RELEASES.

          All media releases, public announcements, and public disclosures by either Party relating to this Agreement or the subject matter of this Agreement, including without limitation, promotional or marketing material (both internal and external), but not including announcements intended solely for internal distribution or to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be coordinated with and approved by the other Party prior to release. Notwithstanding the foregoing, TechTeam may list Owens-Corning as a customer and describe in general terms the services provided by TechTeam under this Agreement in proposals and other marketing materials.

18.13     SERVICE MARKS.

          TechTeam agrees that it shall not, without Owens-Corning's prior written consent, use the name, service marks or trademarks of Owens-Corning.

18.14     THIRD PARTY BENEFICIARIES.

          Except as provided in Article 14, this Agreement is entered into solely between, and may be enforced only by, Owens-Corning and TechTeam; and this Agreement shall not be deemed to create any rights in third parties, including without limitation suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.

18.15     COVENANT AGAINST PLEDGING.

          TechTeam agrees that, without the prior written consent of Owens-Corning, it shall not assign, transfer, pledge, hypothecate or otherwise encumber its rights to receive payments from Owens-Corning under this Agreement for any reason whatsoever.

18.16     COVENANT OF GOOD FAITH.

          Each Party agrees that, in its respective dealings with the other Party under or in connection with this Agreement, it shall act in good faith.


18.17     ORDER OF PRECEDENCE.

          Should there be a conflict between this Agreement for Services and any document included by reference, the following order of precedence will apply:

       1. the Purchase Order and any successive Purchase Order Changes;

       2. this Agreement, Schedules A, B, C, and D;

       3. this Agreement, Sections 1 through 18.7;

       4. Statement of Work for Global Call Response Center, dated 10/23 Rev.A., Schedule E;

       5. Statement of Work for Commodity Application Help Desk, dated 1/4/95 Rev.A., Schedule F.

                 IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                                        OWENS-CORNING FIBERGLAS CORPORATION

                                        By: [SIG]
                                           ---------------------------------
                                        Title: VP & CIO
                                              ------------------------------



                                        NATIONAL TECHTEAM, INC.

                                        By:   Brian Niemiec
                                           ---------------------------------

                                        Title: Senior Vice President
                                              ------------------------------

                                   SCHEDULE A

                              CHARGES FOR SERVICES

                                    11/27/95

                 (1)   DEDICATED TECHNICIANS

Subject to Paragraph 3 of Schedule B, TechTeam shall provide 11 technicians dedicated to service Owens-Corning. Tech Team shall provide coverage to Owens-Corning callers from 2 a.m. through 8 p.m. 5 days per week (Monday through Friday, holidays excluded), 52 weeks per year.

Owens-Corning shall pay TechTeam $6,544 per technician per month. In the event that two (2) technicians on different shifts use the same cubicle and equipment ("hoteling"), Owens-Corning shall pay TechTeam $6,265 per technician per month for the second technician. Fees apply to technician training period at a prorated amount of $6,138 per technician per month.


                 (2)    MULTI PRODUCT SUPPORT

TechTeam shall provide support from their multi product support technicians between the hours of 8 p.m. and 2 a.m. weekdays, from 8 p.m. Fridays through 2 a.m. Mondays and on Owens-Corning USA Holidays. This pool of multi product support technicians will also be utilized to accommodate and overflow traffic which arises during the hours the dedicated staff is operating.

The monthly charges for the multi product support "best effort" are based upon an expectancy of approximately 520 calls per month, Owens-Corning shall pay TechTeam $18.00 per incident. An "incident" shall mean the complete call response activity, beginning with the receipt of the call, appropriate corrective response, and customer satisfaction close out.


                 (3)    INITIAL SETUP CHARGES

The charges referenced in Paragraphs 1 and 2 of Schedule A include the amortization of the "per seat" setup. Owens-Corning shall pay TechTeam an approximately $11,600 one time start up fee. This fee covers approximately 80 hours each for TechTeam developing of a knowledge base and TechTeam/Owens-Corning customizing of call tracking database.

                 (4)   ADDITIONAL SUPPORT COST

In the event that the permanent staffing requires adjusting (either upward or downward) to support the service levels defined in Schedule B;

Adding dedicated staff requiring dedicated workstations will be $6,544 per month. Adding dedicated staff who will be (are) sharing workstations will be $6,265 per month. In the event staff is decreased, like amounts will be deducted from monthly charges.

In the event Owens-Corning requests additional design, development or engineering assistance from TechTeam, TechTeam agrees to provide these services to Owens-Corning at $65.00 per hour or at the lowest rate charged to any of their customers whichever is less.


                 (5)   PASS THROUGH EXPENSES

Pass through expenses, as defined in Paragraph 8.2 of the Agreement shall be those travel lodging and telephone service expenses incurred by TechTeam that are within the guidelines set forth on Exhibit A-1, attached hereto.


                 (6) The assets used by TechTeam will be the property of TechTeam.


                 (7) The tools and software used by TechTeam to perform the responsibilities associated with this contract remain the property of TechTeam, however, TechTeam will grant Owens-Corning a license to use any custom software through the life of this Agreement. The tools and software used by TechTeam to perform the Services remain the property of TechTeam.


                 (8)   All of the above dollars are in U.S. funds.


                 (9) The above prices are established for a period of time not to be less than two years. it is anticipated that future costs for the listed services will be reduced as a result of continuous improvements which will be implemented. This improvement in costs may be offset somewhat by normal inflation. Both parties agree to negotiate rates for services for the second option year, however, in no instance will these costs increase more than five
(5) percent.

                                SCHEDULE A-1


                            PASS THROUGH EXPENSES


1. All Service related telecommunications and datacommunications expenses.

2. Owens-Corning agrees that any travel, meals, or lodging expense incurred by TechTeam/Owens-Corning Project members directly in performance of services will be passed through to Owens-Corning at cost and are payable to TechTeam by Owens-Corning. Allowable travel expenses are those that fall within the Travel Guidelines attached.

3. Any required technology infrastructure expenses that are necessary to support changes that are requested by Owens-Corning pursuant to Paragraph 8.5 of the Agreement.

                          SCHEDULE A-1 - Attachment

                       OWENS-CORNING TRAVEL GUIDELINES



Meals:          A fixed per diem rate of $25.00 per business day.

Lodging:        A target rate of $62.00 per business day.

Air:            TechTeam should book the lowest available coach-fare airline tickets. OC agrees that should OC's change of plans require TechTeam to forgo the use of a noncancellable ticket, OC shall reimburse TechTeam for that airline ticket.

Car Rental:     Weekly or monthly rental rates should be contracted for when appropriate.  Mid-sized or smaller car sizes are appropriate.

Auto Mileage:   A $.30 per mile rate for private automobile mileage for
TechTeam's personnel who choose to utilize their personal automobile.

Travel Time:    TechTeam shall not be paid for travel time.

                                  SCHEDULE B


                                SERVICE LEVELS


                                   11/27/95


1.0 SERVICES

The services will include all of those services identified in the Global Call Response Center Statement of Work dated 10/23 Rev. A and the Commodity Application Help Desk Statement of Work dated 1/4/96 Rev. A modified as follows:


1.1 HOURS OF SUPPORT

TechTeam will provide dedicated individuals assigned specifically to support Owens-Corning between the hours of 2 a.m. and 8 p.m. Monday through Friday excluding Owens-Corning declared U.S. holidays. TechTeam will provide technical support from their multi product support technicians to cover any overload conditions during the above listed hours. The multi product support technicians will support Owens-Corning requirements on all Owens-Corning holidays, evenings between the hours of 8 p.m. and 2 a.m. Monday morning.


1.2 SERVICE LEVELS

TechTeam shall utilize its best efforts to meet the following initial service levels with an initial staff of 11 technicians dedicated to Owens-Corning. TechTeam will provide technical services from the TechTeam multi product support team to accommodate overload conditions to assist in meeting these service levels.


1.2.1 INITIAL SERVICE LEVELS

Initial service levels have been established as follows:

        1.2.1.1 CALL RESPONSE

        a) Seventy-five percent (75%) of all calls placed to the Global Call Response Center will be answered by a TechTeam technician within 120 seconds.


        b) Ninety-eight percent (98%) of all calls placed to the Global Call Response Center will be answered by a TechTeam technician within 180 seconds.

        1.2.1.2 CALL RESOLUTION

        a) Eighty percent (80%) of calls received will be resolved to the callers satisfaction within ten (10) minutes.

        b) Eighty-five percent (85%) of calls received will be resolved to the callers satisfaction within sixty (60) minutes.

        c) Ninety-five percent (95%) of all calls received will be resolved to the callers satisfaction within four (4) hours.

        d) Ninety-eight percent (98%) of all calls received will be resolved to the callers satisfaction within twenty-four (24) hours.



2.0 SERVICE LEVEL ADJUSTMENTS/SERVICE CREDITS

During the first one hundred twenty days of this contract TechTeam shall utilize its best efforts to meet and exceed the service levels listed in 1.2 above. Consistent with Paragraph 4.2 of the Agreement, one hundred twenty
(120) days after the effective date of this contract, Owens-Corning and TechTeam will jointly review the actual service levels that have been achieved. Based upon the service levels actually achieved and any adjustments which may be agreed upon in the dedicated staffing levels, a set of service levels will be mutually established for the remaining eight (8) months of the initial contract period.

Service credits may also be defined and may apply as provided in Paragraph 4.2 of the Agreement.


3.0 ADJUSTMENTS TO TECHNICIANS

TechTeam shall:

        a) Utilize best efforts to provide additional English speaking technicians to be added to Owens-Corning dedicated staff within thirty (30) days of receiving the request.

        b) Utilize best efforts to provide additional multilingual speaking technicians to be added to Owens-Corning dedicated staff within forty-five (45) days of receiving the request.

        c)      Reduce technicians dedicated to Owens-Corning within thirty
(30) days of such request from Owens-Corning.

                                  SCHEDULE C
                              HOURLY LABOR RATES
                                   11/27/95


        The following hourly rates will be applicable to Owens-Corning if/when Owens-Corning elects to contract with TechTeam to provide technical support for activities not covered in the initial Agreement. These hourly rates are firm for the initial Term and for the subsequent next year option with provisions for renegotiations with increases in rates not to exceed 5% for any additional years.

        Sr. Network Engineer    $125
        Network Engineer        $ 95
        Network Administrator   $ 75
        Network Technician      $ 65

                                  SCHEDULE D

                           TERMINATION LIABILITIES


                                   11/27/95



     1.0  UNRECOVERED START UP COSTS

     TechTeam will retain all of the initial $11,600 Start Up costs identified in Page 24 of National TechTeam Proposal.


     2.0  PER SEAT START UP COSTS

     TechTeam will make a best effort to dispose of any remaining "seat"/management technology/and office equipment purchased for dedicated use to support this contract. The revenues derived from these disposal actions will be compared with the following allocation formulae. TechTeam may recover the loss difference between the value received and the remaining depreciated value of the equipment. These payments from Owens-Corning to TechTeam will be made in a manner consistent with Section 9 of this contract.

Personal Computers and Software         $207 per unused month
                                        Total life of PC related equipment
                                        planned at twenty-four (24) months

Office Equipment                        $71.46 per unused month
                                        Total life of office equipment
                                        planned at 60 months

Management Technology                   $127.80 per unused month
                                        Total life of management Technology
                                        planned at 60 months

                                   SCHEDULE E

                       OWENS CORNING INFORMATION SYSTEMS

                          GLOBAL CALL RESPONSE CENTER


                               STATEMENT OF WORK

1.       REQUIREMENT NARRATIVE

1.1      GENERAL

         Owens-Corning is a global, technology based enterprise that develops, manufactures, and markets materials for consumers and industrial customers. Information technologies are critical to Owens-Corning's growth agenda and are underlying Owens Corning Advantage 2000 and Global Workplace Vision initiatives and effort. As part of Owens-Corning's current information technology strategy, Owens-Coming desires to obtain full-spectrum. site operations support and maintenance for Owens-Corning Global operations from an independent supplier/contractor.

         There are a number of factors which have influenced our decision to acquire these support services from a third party. These factors reflect both challenge and opportunity to Owens-Corning.

                 1. The major re-engineering of Owens-Corning's core business processes and associated IT/IS requirements;
                 2. Need for increased emphasis on core business processes and initiatives and underlying products (e.g., SAP);
                 3. The rapid change of Owens-Corning's technological and product base, corporate IT architecture and infrastructure, including heavy emphasis on outsourcing various resources and services;
                 4. The need to increase responsiveness and productivity in the Customer Service area;
                 5. The need to continue to support existing applications and largely Commercial Off The Shelf (COTS) products during their replacement;
                 6. The planned on-going roll-out of major new COTS products in support of various initiatives to provide, enforce, corporate standardization;
                 7. Increased need for a life-cycle view of all processes from concept to support;
                 8. The truly global, 24-hour-per-day nature of Owens-Corning's emerging IS architecture, infrastructure, and business processes and operations.

         Owens-Corning has embarked upon a dynamic and iterative approach to information technology with greater attention to initial "mission" or business needs and direction, support planning-specific input from the Owens-Corning "Global Development Leaders" and their teams, and more definitive commitment to Customer Service with the overall integration and deployment capabilities and entities.

         Thus, a more life cycle-oriented view is required in this new dynamic environment, with the concomitant ability to rapidly acquire, allocate, and apply human assets to meet rapidly changing technological and business needs.

         Similarly, Owens-Corning's movement to standardized desktop and workplace environments with broader use by our employees of a "kit of parts" of advanced technology productivity-enhancing tools, will require a more rigorous and defined support environment for these standard "tools'". This new rigor should allow the emphasis on Owens-Corning's dramatically reduced number of core business processes.

2.0  THE ENVIRONMENT

2.1  CURRENT ENVIRONMENT

     Currently, Owens-Corning has some 300 different automation and desktop products deployed to some 7,000+ users. Due to major initiatives in process re-engineering, over 200 legacy systems will be reduced to some (6) core processes (Finance, Procurement, Order Handling, Production, Distribution, and Logistics); various desktop office suites will be replaced with one new integrated desktop/workplace system; multiple electronic mail (E-Mail) systems will be replaced with one integrated system with an X.400 backbone (with X.500 directory support planned); diverse communications networks/facilities will be replaced by and integrated into one unified global communications network; and new productivity tools will be placed into service for our existing internal and external users, as well as extending improved automation into Owens-Corning's plants, literally to the "shop/manufacturing plant floor."

     Much of the new products and technology to be deployed will be released in formal releases, while others will be available on a "customer"-needs basis. Owens-Corning is defining a broad set of "kits of parts". These "kits" contain the hardware and/or software necessary to support specific new functions, such as desktop video-conferencing, conferencing, work-group applications, and other process-supportive and process-specific functions and capabilities. These kits are defined in increments, typically up to six months or more prior to deployment, and are subjected to rigorous in-house testing both functionally, and from an integration perspective. Users can "order" the kits, but not subsets of them; in some cases, whole groups or users by department or class of user (e.g., executive) will receive the kits as a group. In many cases, these kits are tied to functional. capabilities versus being process-specific. A typical "Kit" will contain 8 - 15 pieces of hardware (monitor, processor, mouse, modem card, interconnect cables, docking station, etc.) plus associated software.

     As a function of both the testing process and deployment planning, the Site Support provider will have ample lead time to prepare for deployment and support of these product "kits". On a periodic basis based on the "kits" and their components, and the related technologies underlying the kits, the products will be reassessed for upgrade (version to version, enhancements), or replacement if appropriate. Again, the same processes will be effected, and the Service/Support contractor will be integral to the planning.

     The new applications re-engineering and consolidation initiatives are built around several industry-leading software products, such as SAP and PeopleSoft. These initiatives involve a complex development and roll-out (deployment) schedule, incorporating both new applications and commercial products into integrated releases. The overall outsourcing plan has been divided into seven major statements of work; Global Call Response Center, Commodity Application Help Desk, Public Network Support, Site Support, Enterprise Support, Asset Management (Hardware / Software Provider & Configurer) training.

2.2  STATEMENT OF WORK SCOPE

     This statement of work provides the first level response service to Information Systems users who are requesting help in using the Owens Corning information network and associated tools. This scope is to provide telephone answering service 24 hours day / 7 days per week / 365 days per year . Calls may be coming from any of the Owens Corning global locations and / or selected Owens Corning customers and suppliers who may be attached to the Owens Corning network (both plant locations and field remote locations). Calls may be received in the language prevailing in the originating country. The provider of the services identified in this statement of work will receive the calls, interpret the callers requirement, and either satisfy the users request or transfer the request to the appropriate organization for corrective action. In all cases the provider will be responsible to track the corrective actions to assure the callers requests have reached satisfactory closing.

3.0      DEFINITIONS

3.1      AS USED IN THIS STATEMENT OF WORK

         (a) "Affiliates" shall mean with. respect to any entity, any other entity Controlling, Controlled by or under common Contract with such entity.

         (b) "COTS" (Commercial Off The Shelf) shall mean that product and equipment which is available to the general public as a standard commercial product. As a general rule these products are priced through catalog and / or price lists. The product generally is designed and produced to standard configurations and sold to the general public in these standard configurations. Any variations to the standard configurations generally are priced as standard options

         (c)   "Effective Date" shall be Contract Award Date.

         (d) "Equipment" shall mean the hardware installed to support and operate the Integrated Business Systems. Equipment shall include, but not to be limited to, LAN/desktop workstations, personal computers and associated attachments, features, accessories, peripheral devices, cabling, UPS, modems, hubs, bridges, controllers and related telecommunication hardware, printers, servers, routers, disks, tape or other backup media, consoles, network components and connections to the network presence provided by Owens-Corning's network provider, and includes all "data center" equipment up to such connections.

         (e)   "Including" shall mean including without limitation.

         (f) "Global Development Leader" shall mean Owens Corning project managers who define the overall project approach. Their active participation is dependent upon the scope and complexity of the project.

         (g) "Integrated Business Systems" and "IBS" shall mean the application and database software that operates under a relational database within an open, client/server architecture utilizing and AIX or UNIX operating system. Applications operating in this environment include applications such as SAP/R3, Manugistics, FAST, PeopleSoft, and others as may be designated from time to time by Owens-Corning.

         (h) "Integrated Business Systems Computing Environment" or "IBS Computing Environment" shall mean the computing hardware and associated hardware peripheral devices and the systems and operating software required to functionally operate the IBS.

         (i) "hardware" shall mean all computing mainframe, peripheral devices, personal computers, servers, routers, printers, and any interconnected equipment required to functionally support the Owens-Corning Integrated Business Systems Computing Environment.

         (j) "Nodes" shall mean a major unit of hardware which is physically later connected to the Network (Personal Computer, Server, Router, Printer, Plotter, Terminal, etc.)

         (k) "Performance Standards" shall mean, individually and collectively, the quantitative and qualitative performance standards and commitments for the Services contained in this statement of work.

         (l)    "Services" shall have the meaning given in Attachment A.

         (m)    "Service Levels" shall have the meaning given in Attachment B.

         (n) "Shrink Wrap" shall mean standard software which is available for purchase by the general public and / or companies. "Shrink Wrap" refers to the fact that generally this software is packaged with the appropriate instructions in packages protected in "Shrink Wrap" plastic.
         (o) "Systems Software" shall mean those program and programming, including the supporting documentation and media, that perform tasks basic to the functioning of the Equipment and that are required to support and operate the Integrated Business Systems or otherwise support the provision of Services by Vendor. Systems Software includes, but is not limited to, operating systems, system utilities, data security software, and database managers.

         (p) "Vendor" shall mean the supplier proposing to / or contracted to provide services / product to Owens-Corning. The terms "vendor" and "provider" shall be interchangeable in this Statement of Work

3.2      OTHER TERMS

         Other terms used in this statement of work are defined in the context in which they are used and shall have the meanings there indicated.


4.0      SERVICES

4.1      PROVISION OF SERVICES

         Provider shall provide the "Services" described in Attachment A and elsewhere in this statement of work, as they may evolve and as they may be supplemented, enhanced, modified, or replaced.

4.2      ENTITIES RECEIVING SERVICES

         Provider shall provide the Services to Owens-Corning and to those Affiliates of Owens-Corning and other entities in which Owens-Corning has an ownership interest as Owens-Corning designates from time to time throughout the Term. Where the statement of work contains a reference to Services being provided to, or actions taken for the benefit of Owens-Corning, such reference shall be deemed to include both Owens-Corning and all other entities designated to pursuant to this Section provided that any unique terms and conditions and potential charges of other such entities outside the United States of America are incorporated.

5.0      CURRENT NETWORK ENVIRONMENT

         This section describes the current network environment and operating and support processes, provisions, and staffing levels as appropriate. Its purpose is to provide potential vendors with a high level of the scope of the process and cultural changes inherent in the project.

5.1      HARDWARE, SOFTWARE, AND TOPOLOGY OVERVIEW

         This subsection and its following sub subsections describe the hardware; network, operating, and desktop application software; and the topology of the current Owens-Corning network environment

5.1.1    PHYSICAL LAN & TRANSPORT

         An overview profile of the Owens-Corning physical LAN and transport environment is as follows:

             -     42% of nodes are supported by Remote LAN Support (RLS):
             - (RLS) Standard of intelligent hubs is supported by Wellfleet Routers.
             - NETBEUI is the standard protocol for all print and file servers.
             -     TCP/IP is the strategic direction for all network services.
             -     Protocol mix is approximately:
                   *        60% NETBEUI,
                   *        30% TCP/IP,
                   *        <10% SNA
                   * small amounts of IPX Decnet, others, which are controlled and filtered.

5.1.2    NETWORK INTERFACE CARDS & HUBS

         Network Interface Cards (NICs) and concentrator hubs for Toledo and Composites consist of the following:
                   -        IBM Token-ring 4/16 cards;
                   - Ungermann Bass intelligent hubs (50% of total connection);
                   -        IBM "dumb" MAUs (50% of total connection); and
                   -        some ethernet for HP equipment.

         Insulation NICs are provided by a variety of manufacturers with both 4 and 4/16 cards in use. Insulation hubs are:

                   -        80% IBM"dumb" MAUs;
                   -        10% UB intelligent hubs; and
                   -        10% StarTek intelligent hubs.

         Plans are to use ethernet in new installations due to lower cost per connection (NIC and Hub port) and future benefits of new technologies based on ethernet, such as ethernet switching. Cabletron has been selected as the hub for new sites and existing sites as they are migrated to Ethemet.

5.1.3    BRIDGES/ROUTERS

         The Owens-Corning profile of bridges and routers is as follows:
                Toledo    -    two Wellfleet Backbone Concentrator Nodes (BCN);
                Granville -    one Wellfleet BCN;
                          -    some Ungermann Bass local bridges;
                          -    some IBM local bridges; and
                          -    some ACC token-ring source-route bridges for
                               remote intenet working.

         Almost all local bridges are Ungermann/Bass. Wellfleet and ACC, used for remote bridging, are moving to Cisco. Relevant approximate counts by category in North America are:
                16 MB rings                        -        67
                4 MB rings                         -        70
                Ethernet segments                  -        21
                UB Access One Enclosures           -        80
                UB Local TRN bridges               -        100
                UB TRN/ Ethernet bridges           -        22
                UB TRN 12-port Concentrators       -        300
                Wellfleet local bridges/routers    -        5
                Wellfleet BCN bridges (3 boxes)    -        35

5.1.4    LOCAL AREA NETWORK OPERATING SYSTEM (NOS)

         Microsoft LAN MANAGER has been Owens-Corning's primary LAN operating system.
Owens-Corning is migrating to Novell NetWare 4.x
         The current NOS percent server usage is as follows:
                 Microsoft LAN MANAGER             -          81%
                 WINDOWS NT/AS                     -          3%
                 MM LAN Server                     -          1%
                 Novell NetWare 4.x.               -          15%

5.1.5    LAN SERVERS AND 3270 GATEWAYS

         The current Owens-Corning LAN Server and 3270 Gateway general hardware standard is the Compaq Proliant 2000. For smaller sites, 20-30 nodes, the Compaq Prosignia VS is the standard. These servers utilize RAID 5 disk array technology that allows continuous operation in the event of a crash of a single connected disk.

         In Toledo, forty-two percent of users are supported by the RLS standard of Compaq Proliant 2000. The balance, 58%, are supported by the IBM PS/2 Model 95. Compaq Deskpro XES are also being used for print servers. Composites sites use Compaq Systempros while Insulation sites are a mixture of Proliant, Systempro, and various clones.

5.1.6    DESKTOP HARDWARE AND OPERATING SYSTEM PLATFORM

         Standard desktop hardware at Owens-Corning is:
                 Desktop       -           486/66, 8MB RAM, 270MB hard disk;
                 Laptop        -           486, 8MB RAM, 340MB, hard disk.

         Owens-Corning current desktop and laptop hardware vendor is COMPAQ. Currently 42% of desktops use the RLS standard desktop, and the balance are a mixture of configurations.

         There are approximately 5,000 PC's installed in North America and 1100 workstations in Europe. Two-thirds of the North American PC's are "Windows capable." Twenty-five percent of the workstations in North America are remotely supported by the central IS group.

         The standard desktop operating system is DOS with Windows 3.1. However, many users and departments are not running Windows, and a few are running OS/2. The Owens-Corning strategic direction is to move to Windows For Work groups as soon as possible.

5.1.7    DESKTOP SOFTWARE SUITE

         The former standard desktop application suite at Owens-Corning., used by forty percent of the users, consists of the following core applications:
                  -        Microsoft Excel (Windows);
                  -        Lotus Ami Pro (Windows);
                  -        Lotus Freelance (Windows); and
                  -        Lotus cc:Mail (mix of both DOS and Windows).

         The current strategic direction is to move to one vendor's desktop application "suite" and the mail product from the same vendor. The new standard suite of desktop applications is:
                  - Microsoft Office (Windows), including MsMail, Schedule+, Word, Powerpoint and Excel;

         Other standard software products used include:
                  -       WinFax (FAX);
                  -       Microsoft Project;
                  -       Outside In
                  -       Acrobat
                  -       Netscape Navigator
                  -       Impromptu (data access);
                  -       Organizer (calendar);
                  -       Attachmate Extra (3270 access);
                  -       Reflections (mini platform access);
                  -       McAfee Associates Virus Protection;
                  -       Relay Gold
                  -       VISIO
                  -       SHIVA LanRover (for remote access)
                  -       Lotus Notes

5.1.8    FIELD LS.

         Field I.S. is made up of 36 employees with varying degrees of skill levels. Individuals are located at all the insulation North America sites and all of the Composite North America sites. Large locations have 1-3, smaller have 0-1. A summary of their duties as follows:

                  CATEGORY:           % OF TIME     SCOPE
                  ---------           ---------     --------------------------
                  Equipment             24          (HP3000, HP9000, LAN, WAN,
                                                    Desktop, Phone)
                  Applications          27          (HP3000, HP9000, PC Apps)
                  Training         10            (of others, self)
                  Projects              22          (Corporate, Local, Other)
                  Other                 17          (vacation, planning,
                                                    communication, absent, etc.)
                  Total                 100

        The staffing levels for both Insulation and Composites in North America by location are as follows:

                  Composites:
                          Aiken, SC                     3
                          Amarillo, TX                  4
                          Anderson, SC                  4
                          Guelph, Ontario               2
                          Huntingdon, PA                3
                          Jackson, TN                   1
                                                      ---
                          Sub Total                    17

                  Insulation:
                          Candiac, Quebec               2
                          Delmar, NY                    2
                          Edmonton, Alberta             2
                          Toronto, Ontario              2
                          Fairburn., GA                 1
                          Kansas City, KS               1
                          Newark, OH                    4
                          Santa Clara, CA               2
                          Waxahachie, TX                2
                                                      ---

                          Sub Total                     18

5.1.9    CONTINGENCY

         In addition to RAID 5 technology, the RLS standard configuration contains at least two application file servers with half of the user accounts on one and half on the other. The intent is to keep every other desk working even if one file server fails. Nightly, tape backups are also made and are the responsibility of the Owens-Coming Customer Service area.

6.0      SERVICE

         This section describes the service which a customer can expect from the combination of the Global Call Response Center, the Commodity Application Help Desk provider, the Public Network Support provider, the Site Support provider, and the Enterprise Support provider.


6.0.1    METHODS & RESPONSE CRITERIA

         1. Owens-Corning will use a common problem management systems and all calls will be tracked and followed. Global Call Response Center will provide the system.

         2. AU incoming calls will be received by the Global Call Response Center provider. This provider will perform the initial interpretation of the problem reported by the customer. The Global Call Response Center provider will translate the user request into English and route the request to the appropriate Support provider for continued resolution. Problems related to the use of Owens Corning standard "Shrink Wrap" software will be routed to the Commodity Application Help Desk, problems related to data transmission through the Network will be routed to Enterprise Support, problems related to Application software will be routed to Owens Corning Legacy Systems support team or an Owens-Corning support team in case of new development Support, and problems related to equipment performance will be reported to the Site Support provider.

         3. The Global Call Response Center provider shall be staffed appropriately to answer the incoming phone in an average of 20 seconds. In the event all Global Call Response Specialists are working caller problems, the call will automatically be answered by an Automatic Call Distributor (ACD) system which will queue the call and inform the caller that their call will be answered by the next available Customer Response Specialist. The maximum time a caller shall be on "hold" is approximately two minutes.

                 Although resolution times may vary depending on the complexity of a problem and/or the skill of the caller, 80% of all calls should be resolved within 1 - 3 minutes
                 90% of all calls should be resolved within 5 minutes
                 100% of all calls should be resolved within 10 minutes

6.02      TECHNICIAN PROCEDURES, AVAILABILITY, SKILLS

          The following list represents technician procedures, availability, and skills requirements expected of the Enterprise Support personnel, the Site Support personnel, the Public Network Support personnel, and the Commodity Application Help Desk personnel in order to satisfactorily meet the requirements of the work encompassed by the user requests.

                 1. Technician must be available from 7AM-6PM for Toledo and Granville, 7AM-4PM for plant sites
                 2. Technician must be reachable 24/7/365 for critical problems
                 3. Technician must be authorized for warranty repair by the manufacturer of standard hardware selected by Owens-Corning. All warranty repair paperwork must be performed without Owens-Corning involvement
                 4. Installation of new nodes will be performed by Site Support technician
                 5. Preventive maintenance will be regularly scheduled, and performed by technician
                 6. Site documentation will be kept up-to-date by technician and will be available to the Enterprise Support administrators
                 7. On site technician will change server backup tape daily, and restore files from tape at the request of an end-user, or the centralized help desk. At locations where a site technician is not assigned an Owens Corning person will be assigned the responsibility to back up servers.
                 8. Technician will use the Owens-Corning change management notification procedures for all planned and unplanned problems
                 9. Technician will be skilled in 2nd level on-site LAN diagnostics and troubleshooting, and will use common tools (i.e. Sniffer)
                 10. On occasion Site Support technicians will provide one-on-one training/consulting when not involved in support issues.
                 11.      Enterprise Support staff will be available 24 X 7.

7.0      LOCATIONS/CONFIGURATION

         The following is provided to acquaint the Global Call Response Center provider with the diversity of locations within the Owens Corning network where equipment is installed and consequently calls may originate. Calls originating in foreign countries as indicated in the following locations generally will be in English, however the Global Call Response Center provider must be able to translate the originating language to English and effectively route the respective callers requests in English to the respective support providers who will be responsible to resolve the callers problems. In addition to the following lists, there are "Mobile" remote locations where Owens Corning personnel may tie into the network. These could be personal residences, motels, remote offices. etc.

         The following codes represent the status of equipment configured at each respective site:

                 N = New OC standard network / server configuration

                 0 = Currently contains legacy equipment scheduled to be
                     replaced with new in 1996

                 L = Legacy equipment with varying configurations, not currently scheduled for upgrade

7.1                      APPENDIX I TOLEDO - CORPORATE HQ

         Included here are the following locations:

                  LOCATIONS:                            NODES:
                  ----------                            ------

                  One Lake Erie Center, Toledo, OH                    130
                  Willis Day, Toledo, OH                               25
                  EAP, Fort Industry Square, Toledo, OH                15
                  Health Center, Arcade, Toledo, OH             10
                  FIBERGLAS Tower - 28 Floors                        1075
                                                                     ----
                                                                     1255
                                                                     ====
         Comments:
                 -       Approximately 1255 nodes in Toledo.
                 - Approximately 600 nodes in Toledo have been standardized (about 48%).
                 - Several projects are in the planning stages which will standardize an additional 200 nodes by end of 1995.
                 - The Customer Service function (help desk, support and some installations) is located in Toledo (Tower 6th floor).
                 - The plan for the new corporate headquarters is to consolidate all of Toledo in one site sometime in 1996.
                 - Approximately 70% of the workstations in Toledo are "Windows able" the remaining 30% would need upgraded.

7.2               APPENDIX 2 GRANVILLE SCIENCE AND TECHNOLOGY

                 LOCATIONS:                   STATUS:       NODES:
                 ----------                   -------       ------
                 Granville, OH Law                 L            25
                 Granville, OH S&T                 L           825
                                                               ---
                                                               850
                                                               ===
         Comments:
                 -       Approximately 850 nodes total.
                 - Granville has two HP9000 LMX servers (one is a mirror). An additional 25 dial-up or PC platform servers are also being used.
                 -       Approximately 100 printers are in use.
                 - About 40% of the desktops would need to be upgraded (340 units) and standardized.

7.3                   APPENDIX 3 INSULATION NORTH AMERICA


         Included here are the following locations approximate number of nodes:

                  LOCATIONS:                    STATUS:     NODES:
                  ----------                    -------     ------
                  Delmar, NY                         O        100
                  Fairburn, GA                       O        100
                  Kansas City, KS                    O        150
                  Newark, OH                         O        300
                  Santa Clara, CA                    O        100
                  Waxahachie, TX                     O        150
                  Candiac, Quebec                    L        100
                  Edmonton, Alberta                  L        100
                  Scarborough, Ontario               L        150
                                                             ----
                                                             1250
                                                             ====

     Comments:
           -   75% new desktops required - or approx. 940 units (15% laptops)
           _   75% new file servers required - or approx. 27 servers (Proliant
               2000)
           - These are the same locations included in the initial RFI LAN study.


7.4               APPENDIX 4 ROOFING & ASPHALT NORTH AMERICA__

     Included here are the following locations:

           LOCATIONS:                         STATUS:        NODES:
           ----------                         -------        ------
           Atlanta, GA                          N               23
           Brookville, IN                       N               17
           Compton, CA                          N               23
           Denver, CO-Roofing                   N               17
           Denver, CO-Asphalt                   N                7
           Detroit, MI                          N                7
           Houston, TX                          N               23
           Irving, TX                           N               23
           Jacksonville, FL                     N               23
           Jessup, MD                           N               23
           Kearny, NJ                           N               23
           Medina, OH                           N               23
           Memphis, TN-Roofing                  N               17
           Memphis, TN-Asphalt                  N                7
           Minneapolis, MN                      N               23
           Mishawaka, In                        N                7
           Morehead City, NC                    N                7
           Oklahoma City, OK                    N                7
           Portland, OR                         N               23
           Savannah, GA                         N               23
           Summit, IL                           N               30
                                                               ---
                                                               369
                                                               ===


     Comments:

           - all of Roofing and Asphalt sites have been upgraded with new desktops, servers, Ethernet (Cabletron Hubs), Microsoft Office and Novell Netware.

7.5                  APPENDIX 5 COMPOSITES NORTH AMERICA

     Included here are the following locations:

           LOCATIONS:                         STATUS:        NODES:
           ----------                         -------        ------
           Aiken, SC                            L              175
           Amarillo, TX                         L              150
           Anderson, SC                         L              200
           Ft. Smith, AR                        L               30
           Guelph, Ontario                      L              125
           Huntingdon, PA                       L              175
           Jackson, TN                          L               50
                                                               ---
                                                               905

        Comments:

                These ongoing locations have been standardized but not to current configuration standards.

7.6                    APPENDIX 6 NEW WORLD HEADQUARTERS__

        The New World Headquarters will be located in downtown Toledo, Ohio, on a site called the Middlegrounds. Construction began in January 1995 with completion and move-in scheduled for June of 1996. The facility will consist of approx. 400,000 to 450,000 square feet in a campus like setting.

        The company has established new goals for the way we will work in the new headquarters. These goals have been expanded beyond the HQ and are outlined in the Global Workplace Vision. Within the vision, there is a continuous theme that states workplace productivity will be enhanced through emerging technologies. This is consistent with the global concept that supports the new world headquarters as a tool and corporate resource designed to meet the business objectives and goals of the company rather than just a place to work. In addition, there will be a focus on:
                        1)   the flexibility for the individual;
                        2)   quality of work life in and out of the office; and
                        3)   continuous productivity improvements.
        The five key influences of the Global Workplace Vision are as follows.

                  TEAMING               -supports the existing and growing team
                                         concept at OC where group development
                                         and problem solving is replacing
                                         monolithic thinking, as well as
                                         supporting individual creative
                                         processes.

                  LEARNING              -involves a migration from "let us
                                         train our employees" to empowering
                                         employee with a responsibility to
                                         learn.

                  CUSTOMER FOCUS        -provide a home-like environment for
                                         our customers that is informal,
                                         hospitable, inviting and relaxed.
                                         Separate areas for hoteling and free
                                         addressing shall be provided for our
                                         customers' business comfort.

                  MOBILE WORKER         -provide mobility both internal and
                                         external to the headquarters with
                                         7 x 24 access to information regardless
                                         of geographic location.

                  PAPERFREE             -designed to work without paper.  This
                                         supported by process re-engineering
                                         and technology to access "filed"
                                         information electronically.

        The new workplace will consist of approximately 1500 workstations.
The OC standard software suite will be on all workstations. A high capacity network backbone, ATM and/or FDDI, will be installed providing access to a centralized server room. Other technologies such as wireless connectivity for mobility within the workspace, multi-media and collaborative technologies for teaming and document management for paperfree will be employed throughout the facility.

7.7                             APPENDIX 7 EUROPE___

        The following locations are included here:

                LOCATION:                               NODES:
                ---------                               ------


                Apeldoorn, Netherlands                   50
                Ascott, United Kingdom                   15
                Barcelona, Spain                         15
                Battice, Belgium                        100
                Birkeland, Norway                        15
                Brussels, Belgium                       200
                L'Ardoise, France                       100
                Milano, Italy                            15
                Neuhof, Germany                          15
                Regina, United Kingdom                   50
                St. Vincente, Spain                      25
                Survilliers, France                      15
                Troyes, France                           15
                Veroc, Norway                            50
                Vise, Belgium                            75
                Wrexham, United Kingdom                  75
                Wiesbaden, Germany                       15
                -------------------------------------------
                                                        880
                Pilkington (recent acquisition)
                Queensferry, N. Wales                    15
                Pontyfelin, S. Wales                     15
                Ravenshead Site:  St. Helens             80
                Newcastle, United Kingdom                10
                Kingston, United Kingdom                 10
                Kitson Distribution Co. Leicester, UK    70
                         (14 sites)                    ----
                                                        200
                                                       ----
                                                       1080

        Comments:
                -       Mostly IBM equipment and technology.
                -       Starting migration into WINDOWS.
                - Europe included in RFP to understand supplier/partner global capabilities and to provide some background of Owens-Corning's worldwide operations.

7.8                      APPENDIX 8 FABRICATION CENTERS

        Included here are the following locations:

                LOCATION:               STATUS:         NODES:
                ---------               -------         ------

                Grove City, OH             N            8
                Orlando, FLA.              N            8
                Atlanta, GA.               N            8
                Grand Rapids, MI           N            8
                Los Angeles, CA            N            8
                Rancho Cordova, CA         N            8
                Dallas, TX                 N            8
                Memphis, TN                N            8

        Comments:
                -above sites have been installed with all new equipment/software in the past few months.

7.9             APPENDIX 9 OTHER LOCATIONS

        Included here are the following locations

                LOCATIONS                               NODES:
                ---------                               ------

                Shared Services-Charleston, WV           60
                Toronto, Ontario                         50
                Ridgeview Machine Shop-Duncan, SC        25
                Hong Kong Sales Office-Wanchai           15
                Mt. Vernon, OH                           25
                                                       ----
                                                        175
                                                       ====

        Comments:

        - All these locations are standardized, but not to new configuration.

8.0     PERFORMANCE STANDARDS

8.1     GENERAL

        Global Call Response Center provider shall perform the Services at least at the same level and with the same degree of accuracy, quality, completeness and responsiveness as is consistent with industry standards. Quantitative performance standards for certain of the the Services include those set forth in Attachment B ("Service Levels"). Vendor's level of performance shall be at lease equal to such Service Levels.

8.2     MEASUREMENT AND MONITORING TOOLS

        Global Call Response Center provider shall implement the necessary measurement and monitoring tools and procedures required to measure and report Providers performance of the Services against applicable Service Levels. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Service Levels. Provider shall provide Owens-Corning with information and access to such non-proprietary tools, data base information and non-proprietary procedures upon request, for purposes of verification.

9.0     PROJECT AND CONTRACT MANAGEMENT

9.1     VENDOR ACCOUNT MANAGER

        (a) Provider shall designate an individual to serve as the "Vendor Account Manager" for Owens-Corning. The Vendor Account Manager shall (I) serve as the single point of accountability for the Services, and (ii) have day-to-day authority for undertaking to ensure Owens-Corning satisfaction. As and to the extend required by Owens-Corning, the Vendor Account Manager shall be located at the location where the Incoming calls are initially received.

     (b) Provider shall cause the Vendor Account Manager to dedicate the amount of time and effort necessary to effect the timely and responsive provision of the Services of this statement of work. Provider shall provide Owens-Corning with resumes and other information about individual candidates reasonably requested by Owens-Corning.

9.2  REPLACEMENT, QUALIFICATIONS, AND RETENTION OF VENDOR PERSONNEL

     (a) The personnel Vendor assigns to perform the Services shall be properly educated, trained and qualified for the Services they are to perform.

9.3  QUALITY ASSURANCE

     Vendor shall provide and implement the quality assurance procedures that are reasonably necessary for the Services to be performed.

9.4  TECHNICAL CHANGE CONTROL

     Vendor shall comply with the following technical change control requirements:

          (a) Provider shall make no change which adversely affects the function performance of, or decreases to any significant degree the resource efficiency of, the Services, including implementing changes in technology, without first obtaining Owens-Corning's approval, which approval Owens-Corning may withhold in its sole discretion. Provider may make temporary changes required by an emergency if it has been unable to contact an appropriate Owens-Corning manager to obtain such approval after making reasonable efforts. Provider shall document and promptly report such emergency changes to Owens Corning.

9.5  USE OF SUBCONTRACTORS

     (a) Except as and to the extent Owens-Corning may agree otherwise in writing, Provider shall not subcontract its obligations under this statement of work. In the event Vendor proposes to subcontract part of the services defined in this statement of work;

     1. Vendor shall specifying the components of the Services affected, the scope of the proposed subcontract, and the identity and qualifications of the proposed subcontractor. Owens-Corning shall have the right to approve or disapprove of proposed subcontractors in its sole discretion.

     2. Vendor may, in the ordinary course of business, subcontract for third party services or products that are not dedicated to Owens-Corning, that are not material to a particular function constituting a part of the Services, and that do not result in a material change in the way Vendor conducts its business, provided such subcontract does not adversely affect Owens-Corning, whether in performance of or charges for the Services or otherwise. If Owens-Corning expresses concerns to Vendor about such subcontract, Vendor shall discuss such concerns with Owens-Corning and work in good faith to resolve Owens-Corning's concerns on a mutually acceptable basis.

     3. Vendor shall remain responsible for obligations performed by subcontractors to the same extent as if such obligations were performed by Vendor employees and shall ensure that all subcontractors have adequate skills and observe standards of performance and conduct at least equal to those of Vendor's and Owens-Corning's employees. Vendor shall be Owens-Corning's sole point of contact regarding the

Services, including with the respect to payment. Owens-Corning may require that a subcontractor and vendor execute an agreement designating Vendor as the subcontractor's payment agent with respect to Owens-Corning. Vendor shall not disclose Confidential Information of Owens-Corning to a subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of Vendor.

9.6    REPORTS AND MEETINGS

       (a) Promptly after the Effective Date, the Parties will identify an appropriate set of periodic reports to be issued by Vendor to Owens-Corning. Within fifteen (15) days of such notification, Vendor shall provide Owens-Corning's review and approval. In any event, Vendor shall provide to Owens-Corning, commencing on the month after the Effective Date, a monthly performance mutually established by the Parties, describing Vendor's performance of the Services in the preceding month. Such report shall:

             (1) for each area, assess the degree to which it has attained or failed to attain the pertinent objectives in that area, including measurements with respect to the Performance Standards;

             (2) describe the status of resolution efforts for any identified problems, and of other initiatives;

             (3) explain deviations from the Performance Standards and include a plan for corrective action where appropriate;

             (4) include such documentation and other information as Owens-Corning may reasonably request to verify compliance with this Statement of Work; and

             (5) set forth a record of all equipment, software, and personnel changes that pertain to the Services and describe planned changes during the upcoming month that may affect the Services.

       (b)   The Parties shall conduct the following regular meetings:

             (1) a monthly meeting among operational personnel representing Owens-Corning and Vendor to discuss daily performance and planned or anticipated activities and changes that might adversely affect performance;

             (2) a quarterly meeting of the management personnel of Owens-Corning and Vendor, to review the monthly performance reports for the quarter, review Vendor's overall performance review progress on the resolution of issues, and discuss such other matters as appropriate; and

             (3) an annual senior management meeting by the Parties to review relevant contract and performance issues.

Vendor shall prepare and circulate an agenda sufficiently in advance to give participants an opportunity to prepare for the meeting, and shall incorporate into such agenda items that Owens-Corning desires to discuss. At
Owens-Corning's request, Vendor shall prepare and circulate minutes promptly after a meeting.

10.0   AUDIT RIGHTS

10.1   AUDIT ACCESS

         (a) Vendor shall provide to Owens-Corning, its auditors (including internal audit staff), inspectors, technical consultants, and regulators access at all reasonable times to the part of a facility at which Vendor is providing the Services, to the Vendor personnel providing the Services, and to the data and records relating to the Services for the purpose of performing audits and inspections of Owens-Corning, to examine the systems that process, store, support and transmit that data, and to examine Vendor's performance of the Services. To the extent applicable to the Services performed by Vendor and to the charges therefor, audits and inspections may be (I) of non-proprietary practices and procedures, (ii) of non-proprietary systems, (iii) of general controls and security practices and procedures, (iv) of disaster recovery and back-up procedures, (v) of the efficiency and costs of Vendor in performing the Services (but only to the extent potentially affecting the charges to Owens-Corning or the time of delivery of Services to Owens-Corning), and (vi) any audit necessary to enable Owens-Corning to meeting applicable regulatory requirements.

         (b) Vendor shall provide to such auditors, inspectors, regulators, and representatives such assistance as they reasonably require, including installing and operating audit software provided that such assistance does not impede Vendor's ability to perform the Services or create an adverse financial impact. Vendor shall cooperate fully with Owens-Corning or their designees in connection with audit functions and with regard to examinations by regulatory authorities subject to 10.1 (a). Owens-Corning's auditors and other representatives shall comply with Vendor's reasonable security requirements.

10.2     AUDIT FOLLOW-UP

         (a) As part of an audit or examination, Owens-Corning shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with Vendor to obtain factual concurrence with issues identified in the review. Vendor shall make available promptly to Owens-Corning the results of any review or audit conducted by Vendor, its parent, Affiliates, or subsidiaries, or their contractors, agent or representatives (including internal and outside auditors), relating to problems in Vendor's performance of the Services.

         (b) Vendor and Owens-Corning management shall meet to review each audit report promptly after the issuance thereof and to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. Owens-Corning and Vendor agree to develop mutually acceptable operating procedures for the sharing of audit and regularity findings and reports related to Vendor's non-proprietary operating practices and procedures for the Services produced by auditors of regulators of either party.

11.0     OWENS-CORNING RESPONSIBILITIES

         In addition to Owens-Corning's responsibilities as expressly set forth elsewhere in this statement of work, Owens-Corning shall be responsible for the following:

         (a) Owens-Corning shall designate, prior to commencement of the Services by Vendor, one individual to whom all Vendor communications concerning this statement of work may be addressed.

         (b) Owens-Corning shall cooperate with Vendor by, among other things, making available, as reasonably requested by Vendor, management decisions, information, approvals and acceptances so that Vendor may accomplish its obligations and responsibilities hereunder.

                                 ATTACHMENT A

                              SCOPE OF SERVICES
                         GLOBAL CALL RESPONSE CENTER


        CONTENTS

        Below is a brief description of the service categories and their respective sections addressed by this Attachment. In general, Provider shall be responsible for managing and operating the Global Call Response Center necessary to support Owens-Corning business requirements. Provider will determine the optimum, most economical utilization of personnel resources (on site or remote location or on call) to meet the service requirements at the lowest total cost.

SECTION 1 PROBLEM IDENTIFICATION. Provider will be staffed to professionally and courteously answer all incoming calls relating to request for assistance in using the Owens Corning Information Systems and associated equipment. Provider will be capable to respond effectively 7/24/365 days in English and in the predominating language of the user. (French, Spanish, Portuguese, etc.)

        - Provider will maintain a staff of individuals qualified to efficiently perform the following as a minimum

        - Understand the Owens Corning Information Systems hardware and network configuration to a level whereby the provider can determine whether a users problem requires a additional assistance from the Commodity Application Help Desk provider or should be referred to the either the Site Support provider, the Public Network Support provider, the Enterprise Support provider, the Legacy Application Support provider, or one of the application support teams for further resolution.

SECTION 2 PROBLEM MANAGEMENT. Provider will be responsible for tracking all problems to resolution. Problems which must be referred to the Commodity Application Help Desk provider, the Public Network Support provider, the site Support provider/or the Enterprise Support provider will not be considered complete until the Global Call Response Center provider has confirmation that the user requesting the service is satisfied. Included in these responsibilities, provider will:

        - Maintain communications with Owens-Corning and affected users on all problems through resolution.

        - Manage all escalated calls from the initial call through resolution.

        - Provide an integrated problem tracking system which will communicate with the Site Support, Enterprise Support, the Commodity Application Help Desk, Legacy Application Support and the PublicNetwork provider.

        - Recognize and provide a mechanism for expedited handling of problems which are of high business priority to Owens-Corning.

        - Notify the Owens Corning designate by 9:00 Am (EST) each working day of all customer calls which currently remain open and are greater than 12 hours old. A problem will not be considered corrected until Global Call Response Center receives confirmation from the respective initial caller or the respective support provider that the problem has been corrected and the end user has been notified of such correction by


10/23 Rev A
               the respective providers.

         - Provide monthly reports on problems including statistics on types of problems, total number of problems, outstanding problems and resolution time. Reports should also include the root causes for the problems.

         - Maintain tracking statistics on the following performance measurements;

               -  Number of incoming calls per day
               -  Location of user making incoming calls
               -  Length of time problem remained open
               -  Length of time on phone resolving problem
               -  Number of calls routed to "help" desk
               -  Number of calls routed to Enterprise Support
               -  Number of calls routed to Site Operations
               -  Number of calls routed elsewhere for resolution
               -  Number of calls re-routed after initial routing

Note: The above data will be used to determine the level and effect of training which the Global Call Response Center provider should maintain. It is anticipated that as the proficiency of the Global Call Response provider increases the requirements on the Commodity Application Help Desk, Enterprise Support, and the Site Support should correspondingly decrease. Likewise the length of time a call manager is on the phone with a user will also decrease.

         - Conduct weekly problem review meetings with Owens-Corning to ensure accurate problem resolution.

SECTION 3 OWENS CORNING RESPONSIBILITY. Owens Corning will provide all incoming and outgoing communication lines to the provider. These lines will be installed at the providers facility based upon the providers assessment of the appropriate number of lines required to meet the objective.

        Owens Corning will install not more than three Owens Corning workstations at the providers facility. These workstations will be refreshed to the latest configuration not less frequently than once annually.


        Owens Corning will assist the provider in identifying appropriate training facilities where the provider can increase their efficiency in the standard software. In those cases where the training is available at Owens Corning Toledo facilities, Owens Corning will provide the training to the provider without additional charge.

SECTION 4 PROVIDERS RESPONSIBILITY. Supplier will provide the physical facility for the Global Call Response Center operation. It is preferred (but not mandatory) that the facility is located within a three hour drive from Toledo. The facility must be secured to a level that significant force would be required to gain unauthorized entry. It is suggested (but not mandatory) that the provider maintain a backup facility which could become the recovery location if necessary.


        Provider will be responsible for all providers employee human relation activities including appropriate training and development of personnel.


10/23 Rev A

                                 ATTACHMENT B


                          SERVICE LEVEL OBLIGATIONS
                         GLOBAL CALL RESPONSE CENTER


1. Supplier will provide continuous availability of the Global Call Response Center function on a 24 hour/7 day basis with an obligation to provide monthly availability of 99.8%. Supplier will implement the appropriate backup process to assure this response to incoming calls.

2. The provider will implement an appropriate communication channel with the Enterprise Support provider, the Public Network provider, the Enterprise Support provider, and the Commodity Application Help Desk provider and Owens Corning so as to be able to provide a real time (99.8% availability) status on any network, applications, or equipment problems which may be contributing to a remote users problem. The Global Call Response Center is the focal point for communication of scheduled outages for maintenance, notification of affected parties on partial system outages, etc.

3. Answer incoming calls in an average of 20 seconds. The maximum time a caller shall be on "hold" is two minutes.

                Although resolution times may vary depending on the complexity of a problem and/or the skill of the caller, 80% of all calls should be resolved within 1 - 3 minutes
                90% of all calls should be resolved within 5 minutes
                100% of all calls should be resolved within 10 minutes

                Resolution in this case means that either the user problem is solved or the correct support team is working on the problem.


4. The provider shall develop a performance plan which will;

        a. Within one month after implementation of Global Call Response Center determine the performance baselines:

                        1.      Calls received
                        2. Number of calls resolved by Global Call Response Center without assistance
                        3. Number and percentage of calls routed to the each of the Second Level Support providers.

        b. Work with Owens Corning to identify areas where performance improvements can be realized

Note: It is anticipated that as the Global Call Response Center provider increases in efficiency in responding and servicing user calls, the requirement for Commodity Applications Help Desk, Enterprise Support, Public Network Support, and /or Site Support assistance will decrease.

                                  SCHEDULE F
                                  ----------

                      OWENS-CORNING INFORMATION SYSTEMS

                       COMMODITY APPLICATION HELP DESK



                              STATEMENT OF WORK



1.      REQUIREMENT NARRATIVE

1.1     GENERAL

        Owens-Corning is a global, technology based enterprise that develops, manufactures, and markets materials for consumers and industrial customers. Information technologies are critical to Owens-Corning's growth agenda and are underlying Owens-Corning Advantage 2000 and Global Workplace Vision initiatives and effort. As part of Owens-Corning's current information technology strategy, Owens-Corning desires to obtain full-spectrum site operations support and maintenance for Owens-Corning Global operations from an independent supplier/contractor.

        There are a number of factors which have influenced our decision to acquire these support services from a third party. These factors reflect both challenge and opportunity to Owens-Corning.

                1. The major re-engineering of Owens-Corning's core business processes and associated IT/IS requirements;
                2. Need for increased emphasis on core business processes and initiatives and underlying products (e.g., SAP);
                3. The rapid change of Owens-Corning's technological and product base, corporate IT architecture and infrastructure, including heavy emphasis on outsourcing various resources and services;
                4. The need to increase responsiveness and productivity in the Customer Service area;
                5. The need to continue to support existing applications and largely Commercial Off The Shelf (COTS) products during their replacement;
                6. The planned on-going roll-out of major new COTS products in support of various initiatives to provide, enforce corporate standardization;
                7. Increased need for a life-cycle view of all processes from concept to support;
                8. The truly global, 24-hour-per-day nature of Owens-Corning's emerging IS architecture, infrastructure, and business processes and operations.

        Owens-Corning has embarked upon a dynamic and iterative approach to information technology with greater attention to initial "mission" or business needs and direction, support planning-specific input from the Owens-Corning "Global Development Leaders" and their teams, and more definitive commitment to Customer Service with the overall integration and deployment capabilities and entities.

        Thus, a more life cycle-oriented view is required in this new dynamic environment, with the concomitant ability to rapidly acquire, allocate, and apply human assets to meet rapidly changing technological and business needs.

        Similarly, Owens-Corning's movement to standardized desktop and workplace environments with broader use by our employees of a "kit of parts" of advanced technology productivity-enhancing tools, will require a more rigorous and defined support environment for these standard "tools". This new rigor should allow the emphasis on Owens-Corning's dramatically reduced number of core business processes.

2.0     THE ENVIRONMENT

2.1     CURRENT ENVIRONMENT

        Currently, Owens-Corning has some 300 different automation and desktop products deployed to some 7,000+ users. Due to major initiatives in process re-engineering, over 200 legacy systems will be reduced to some (6) core processes (Finance, Procurement, Order Handling, Production, Distribution, and Logistics); various desktop office suites will be replaced with one new integrated desktop/workplace system; multiple electronic mail (E-Mail) systems will be replaced with one integrated system with an X.400 backbone (with X.500 directory support planned); diverse communications networks/facilities will be replaced by and integrated into one unified global communications network; and new productivity tools will be placed into service for our existing internal and external users, as well as extending improved automation into Owens-Corning's plants, literally to the "shop/manufacturing plant floor."

        Much of the new products and technology to be deployed will be released in formal releases, while others will be available on a "customer"-needs basis. Owens-Corning is defining a broad set of "kits of parts". These "kits" contain the hardware and/or software necessary to support specific new functions, such as desktop video-conferencing, conferencing, work-group applications, and other process-supportive and process-specific functions and capabilities. These kits are defined in increments, typically up to six months or more prior to deployment, and are subjected to rigorous in-house testing both functionally, and from an integration perspective. Users can "order" the kits, but not subsets of them; in group. In many cases, these kits are tied to functional capabilities versus being process-specific. A typical "Kit" will contain 8 - 15 pieces of hardware (monitor, processor, mouse, modem card, interconnect cables, docking station, etc.) plus associated software.

        As a function of both the testing process and deployment planning, the Site Support provider will have ample lead time to prepare for deployment and support of these product "kits". On a periodic basis based on the "kits" and their components, and the related technologies underlying the kits, the products will be reassessed for upgrade (version to version, enhancements), or replacement if appropriate. Again, the same processes will be effected, and the Service/Support contractor will be integral to the planning.

        The new applications re-engineering and consolidation initiatives are built around several industry-leading software products, such as SAP and PeopleSoft. These initiatives involve a complex development and roll-out (deployment) schedule, incorporating both new applications and commercial products into integrated releases. The overall outsourcing plan has been divided into seven major statements of work; Global Call Response Center, Commodity Application Help Desk, Public Network Support, Enterprise Support, Site Support, Asset Management (Hardware/Software Provider & Configurer) training.

2.2     STATEMENT OF WORK SCOPE

        This statement of work provides the second level response service to Information System users who are requesting help in using the Owens-Corning information network and associated tools. This scope is to provide Commodity Application Help Desk in using and implementing commercial off the shelf software 24 hours day/7days per week/365 days per year. Application problem calls may be coming into the Global Call Response Center from any of the Owens-Corning global locations and/or selected Owens-Corning customers and suppliers who may be attached to the Owens-Corning network (both plant locations and field remote locations). Calls may be received by the Global Call Response Center provider in the language prevailing in the originating country. The provider of the services identified in this statement of work will receive the interpreted calls from the Global Call Response Center provider, and take the appropriate actions to satisfy the users request.

3.0     DEFINITIONS

3.1     AS USED IN THIS STATEMENT OF WORK

        (a) "Affiliates" shall mean with respect to any entity, any other entity Controlling, Controlled by or under common Contract with such entity.

        (b) "COTS" (Commercial Off The Shelf) shall mean that product and equipment which is available to the general public as a standard commercial product. As a general rule these products are priced through catalog and/or price lists. The product generally is designated and produced to standard configurations and sold to the general public in these standard configurations. Any variations to the standard configurations generally are priced as standard options.

        (c)     "Effective Date" shall be Contract Award Date.

        (d) "Equipment" shall mean the hardware installed to support and operate the Integrated Business Systems. Equipment shall include, but not to be limited to, LAN/desktop workstations, personal computers and associated attachments, features, accessories, peripheral devices, cabling, UPS, modems, hubs, bridges, controllers and related telecommunication hardware, printers, servers, routers, disks, tape or other backup media, consoles, network components and connections to the network presence provided by Owens-Corning's network provider, and includes all "data center" equipment up to such connections.

        (e)     "Including" shall mean including without limitation.

        (f) "Global Development Leader" shall mean Owens-Corning project managers who define the overall project approach. Their active participation is dependent upon the scope and complexity of the project.

        (g) "Integrated Business Systems" and "IBS" shall mean the application and database software that operates under a relational database within an open, client/server architecture utilizing and AIX or UNIX operating system. Applications operating in this environment include applications such as SAP/R3, Manugistics, FAST, PeopleSoft, and others as may be designated from time to time by Owens-Corning.

        (h) "Integrated Business Systems Computing Environment" or "IBS Computing Environment" shall mean the computing hardware and associated hardware peripheral devices and the systems and operating software required to functionally operate the IBS.

        (i) "hardware" shall mean all computing mainframe, peripheral devices, personal computers, servers, routers, printers, and any interconnected equipment required to functionally support the Owens-Corning Integrated Business Systems Computing Environment.

        (j) "Nodes" shall mean a major unit of hardware which is physically later connected to the Network (Personal Computer, Server, Router, Printer, Plotter, Terminal, etc.)

        (k) "Performance Standards" shall mean, individually and collectively, the quantitative and qualitative performance standards and commitments for the Services contained in this statement of work.

        (l)     "Services" shall have the meaning given in Attachment A.

        (m)     "Service Levels" shall have the meaning given in Attachment B.

        (n) "Shrink Wrap" shall mean standard software which is available for purchase by the general public and / or companies. "Shrink Wrap" refers to the fact that generally this software is packaged with the appropriate instructions in packages protected in "Shrink Wrap" plastic.

        (o) "Systems Software" shall mean those programs and programming, including the supporting documentation and media, that perform tasks basic to the functioning of the Equipment and that are required to support and operate the Integrated Business Systems or otherwise support the provision of Services by Vendor. Systems Software includes, but is not limited to, operating systems, system utilities, data security software, and database managers.

        (p) "Vendor" shall mean the supplier proposing to / or contracted to provide services / product to Owens-Corning. The terms "vendor" and "provider" shall be interchangeable in this Statement of Work

3.2     OTHER TERMS

        Other terms used in this statement of work are defined in the context in which they are used and shall have the meanings there indicated.

4.0     SERVICES

4.1     PROVISIONS OF SERVICES

        Provider shall provide the "Services" described in Attachment A and elsewhere in this statement of work, as they may evolve and as they may be supplemented, enhanced, modified, or replaced.

4.2     ENTITIES RECEIVING SERVICES

        Provider shall provide the Services to Owens-Corning and to those Affiliates of Owens-Corning and other entities in which Owens-Corning has an ownership interest as Owens-Corning designates from time to time throughout the Term. Where the statement of work contains a reference to Services being provided to, or actions taken for the benefit of, Owens-Corning, such reference shall be deemed to include both Owens-Corning and all other entities designated to pursuant to this Section provided that any unique terms and conditions and potential charges of other such entities outside the United States of America are incorporated.

5.0     CURRENT NETWORK ENVIRONMENT

        This section describes the current network environment and operating and support processes, provisions, and staffing levels as appropriate. Its purpose is to provide potential vendors with a high level understanding of the scope of the process and cultural changes inherent in the project.

5.1     HARDWARE, SOFTWARE, AND TOPOLOGY OVERVIEW

        This subsection and its following sub subsections describe the hardware; network, operating, and desktop application software; and the topology of the current Owens-Corning network environment.

5.1.1   PHYSICAL LAN & TRANSPORT

        An overview profile of the Owens-Corning physical LAN and transport environment is as follows:

                -       42% of nodes are supported by Remote LAN Support (RLS):
                - (RLS) Standard of intelligent hubs is supported by Wellfleet Routers.

                - NETBEUI is the standard protocol for all print and file servers.
                - TCP/IP is the strategic direction for all network services.
                -       Protocol mix is approximately:
                        *       60% NETBEUI,
                        *       30% TCP/IP,
                        *       <10% SNA,
                        * small amounts of IPX, Decnet, others, which are controlled and filtered.

5.1.2   NETWORK INTERFACE CARDS & HUBS

        Network Interface Cards (NICs) and concentrator hubs for Toledo and Composites consist of the following:

                        -       IBM Token-ring 4/16 cards;
                        - Ungermann Bass intelligent hubs (50% of total connection);
                        -       IBM "dumb" MAUs (50% of total connection); and
                        -       some ethernet for HP equipment.

        Insulation NICs are provided by a variety of manufacturers with both 4 and 4/16 cards in use. Insulation hubs are:

                        -       80% IBM "dumb" MAUs;
                        -       10% UB intelligent hubs; and
                        -       10% StarTek intelligent hubs.

        Plans are to use ethernet in new installations due to lower cost per connection (NIC and Hub port) and future benefits of new technologies based on ethernet, such as ethernet switching. Cabletron has been selected as the hub for new sites and existing sites as they are migrated to Ethernet.

5.1.3   BRIDGES/ROUTERS

        The Owens-Corning profile of bridges and routers is as follows:
                Toledo          -       two Wellfleet Backbone Concentrator
                                        Nodes (BCN);
                Granville       -       one Wellfleet BCN;
                                -       some Ungermann Bass local bridges;
                                -       some IBM local bridges; and
                                -       some ACC token-ring source-route
                                        bridges for remote internet working.

        Almost all local bridges are Ungermann/Bass. Wellfleet and ACC, used for remote bridging, are moving to Cisco. Relevant approximate counts by category in North America are:
                16 MB rings                        -       67
                4 MB rings                         -       70
                Ethernet segments                  -       21
                UB Access One Enclosures           -       80
                UB Local TRN bridges               -       100
                UB TRN/Ethernet bridges            -       22
                UB TRN 12-port Concentrators       -       300
                Wellfleet local bridges/routers    -       5
                Wellfleet BCN bridges (3 boxes)    -       35

5.1.4   LOCAL AREA NETWORK OPERATING SYSTEM (NOS)

        Microsoft LAN MANAGER is Owens-Corning's primary LAN operating system. Owens-Corning is migrating to Novell NetWare 4.x.

     The current NOS percent server usage is as follows:
          Microsoft LAN MANAGER   -   95%
          WINDOWS NT/AS           -    3%
          IBM LAN Server          -    1%
          Novell NetWare 4.x.     -   15%


5.1.5   LAN SERVERS AND 3270 GATEWAYS

     The current Owens-Corning LAN Server and 3270 Gateway general hardware standard is the Compaq Proliant 2000. For smaller sites, 20-30 nodes, the Compaq Prosignia VS is the standard. These servers utilize RAID 5 disk array technology that allows continuous operation in the event of a crash of a single connected disk.

     In Toledo, forty-two percent of users are supported by the RLS standard of Compaq Proliant 2000. The balance, 58%, are supported by the IBM PS/2 Model 95. Compaq Deskpro XES are also being used for print servers. Composites sites use Compaq Systempros while Insulation sites are a mixture of Proliant, Systempro, and various clones.

5.1.6   DESKTOP HARDWARE AND OPERATING SYSTEM PLATFORM

        Standard desktop hardware at Owens-Corning is:
             Desktop     -     486/66, 8MB RAM, 270MB hard disk;
             Laptop      -     486, 8MB RAM, 340MB hard disk;

     Owens-Corning current desktop and laptop hardware vendor is COMPAQ. Currently 42% of desktops use the RLS standard desktop, and the balance are a mixture of configurations.

     There are approximately 5,000 PC's installed in North America and 1100 workstations in Europe. Two-thirds of the North American PC's are "Windows capable". Twenty-five percent of the workstations in North America are remotely supported by the central IS group.

     The standard desktop operating system is DOS with Windows 3.1. However, many users and departments are not running Windows, and a few are running OS/2. The Owens-Corning strategic direction is to move to Windows For Work groups as soon as possible.

5.1.7   DESKTOP SOFTWARE SUITE

     The former standard desktop application suite at Owens-Corning, used by forty percent of the users, consists of the following core applications:
                -       Microsoft Excel (Windows);
                -       Lotus Ami Pro (Windows);
                -       Lotus Freelance (Windows); and
                -       Lotus cc:Mail (mix of both DOS and Windows).

     The current strategic direction is to move to one vendor's desktop application "suite" and the mail product from the same vendor. The new standard suite of desktop applications is:

                - Microsoft Office (Windows), including MsMail, Schedule+, Word, Powerpoint and Excel;

        Other standard software products used include:
                -       WinFax (FAX);
                -       Microsoft Project;
                -       Outside In
                -       Acrobat

        -   Netscape Navigator
        -   Impromptu (data access);
        -   Organizer (calendar):
        -   Attachmate Extra (3270 access);
        -   Reflections (mini platform access);
        -   McAfee Associates Virus Protection;
        -   Relay Gold
        -   VISIO
        -   SHIVA LanRover (for remote access)
        -   Lotus Notes

5.18  FIELD I.S.

      Field I.S. is made up of 36 employees with varying degrees of skill levels. Individuals are located at all the Insulation North America sites and all of the Composite North America sites. Large locations have 1-3, smaller have 0-1. A summary of their duties as follows:


        CATEGORY:              % OF TIME         SCOPE
        ---------              ---------         -----
        Equipment                   24           (HP3000, HP9000, LAN, WAN,
                                                 Desktop, Phone)
        Applications                27           (HP3000, HP9000, PC Apps)
        Training                    10           (of others, self)
        Projects                    22           (Corporate, Local, Other)
        Other                       17           (vacation, planning,
                                                 communication, absent, etc.)
                                   ---
        Total                      100


      The staffing levels for both Insulation and Composites in North America by location are as follows:

        Composites:
               Aiken, SC                     3
               Amarillo, TX                  4
               Anderson, SC                  4
               Guelph, Ontario               2
               Huntingdon, PA                3
               Jackson, TN                   1
                                            --
               Sub Total                    17

        Insulation:
               Candiac, Quebec               2
               Delmar, NY                    2
               Edmonton, Alberta             2
               Toronto, Ontario              2
               Fairburn, GA                  1
               Kansas, City, KS              1
               Newark, OH                    4
               Santa Clara, CA               2
               Waxahachie, TX                1
                                            --
               Sub Total                    17


5.1.9 CONTINGENCY

        In addition to RAID 5 technology, the RLS standard configuration contains at least two application file servers with half of the user accounts on one and half on the other. The intent is to keep every other desk working even if one file server fails. Nightly, tape backups are also made and are the responsibility of the Owens-Corning Customer Service area.

6.0     SERVICE

        This section describes the service which a customer can expect from the combination of the Global Call Response Center provider, the Site Support provider, and the Enterprise Network Management provider.

6.0.1   METHODS & RESPONSE CRITERIA

        1. Owens-Corning will use a problem management systems defined and managed by the Global Call Response Center provider and all calls will be tracked and followed by the Global Call Response Center provider from receipt of incoming call until full customer satisfaction that problem has been resolved.

        2. All incoming calls will be received by the Global Call Response Center provider. This provider will perform the initial interpretation of the problem reported by the customer. The Global Call Response Center provider will interpret the nature of the problem and route the request to the appropriate
                Support provider for continued resolution. Problems related to the use of Owens-Corning standard "Shrink Wrap" software will be routed to the Commodity Application Help Desk. The Commodity Application Help Desk Provider will have the appropriate personnel to resolve the problems related to the operation and use of the standard Owens-Corning "Shrink Wrap" software. Problems related to Network will be routed to the Enterprise Support provider, equipment problems will be routed to the Site Support provider. Problems related to Application software will be routed to an Owens-Corning Legacy Systems support team or an Owens-Corning support team in case of new development Support.

        3. The Commodity Application Help Desk provider shall be staffed appropriately to answer the incoming phone on the average of 20 seconds. In the event all Application Specialists are working caller problems, the call will automatically be answered by an Automatic Call Distributor (ACD) system which will queue the call and inform the caller that their call will be answered by the next available Application Specialist. The maximum time a caller shall be on "hold" is two minutes.

                Although resolution times may vary depending on the complexity of a problem and/or the skill of the caller, 80% of all calls should be resolved within 4-25 minutes
                90% of all calls should be resolved within the first hour
                95% of all calls should be resolved within two hours

                The time to resolve the remaining calls will vary but should fall either into a condition requiring additional assistance from site operations provider or from the Software manufacturer. The Commodity Application Help Desk provider will be responsible to utilize the Global Call Response Center provider to dispatch the Site Support provider should a problem require assistance from both providers. All of the providers are required to co-ordinate and assist as required to resolve the problem. It is anticipated that the Global Call Response Center will use techniques suchas teleconferencing in the necessary resources to effect resolution.

6.0.2.  TECHNICIAN PROCEDURES, AVAILABILITY, SKILLS

        The following is provided to assist the Commodity Applications Help Desk provider in understanding the technical support available through the Site Support provider. The list represents technician procedures, availability, and skills requirements expected of Site Operations provider technicians in order to satisfactorily meet the requirements of the work encompassed by this Installation, Service, and Support subsection.

        1. Technician must be available from 7AM-6PM for Toledo and Granville, 7AM-4PM for plant sites
        2.      Technician must be reachable 24/7/365 for critical problems
        3. Technician must be authorized for warranty repair by the manufacturer of standard hardware selected by Owens-Corning. All warranty repair paperwork must be performed without Owens-Corning involvement
        4. Installation of new nodes will be performed by Site Support technician
        5. Preventive maintenance will be regularly scheduled, and performed by technician
        6. Site documentation will be kept up-to-date by technician and will be available to the Commodity Application Help Desk provider upon request.
        7. On site technicians will change backup server tape daily, and restore files from tape at the request of an end-user, or the centralized help desk. At locations where a site technician is not assigned an Owens-Corning person will be assigned the responsibility to back up servers.
        8. Technician will use the Owens-Corning change management notification procedures for all planned and unplanned problems
        9. Technician will be skilled in 2nd level on-site LAN diagnostics and troubleshooting, and will use common tools (i.e. Sniffer)
        10. On-site technician will provide one-on-one training/consulting when not involved in support issues.
        11.     Enterprise Support will be available 24 X 7.


7.0     LOCATIONS/CONFIGURATION

        The following is provided to acquaint the Commodity Application Help Desk provider with the diversity of locations within the Owens-Corning network where equipment is installed and consequently calls may originate. In addition to the following lists, there are "Mobile" remote locations where
Owens-Corning personnel may tie into the network. These could be personal residences, motels, remote offices, etc. The Codes preceding the locations represent the status of equipment configuration at each respective site.

                N= New OC standard network/server configuration
                O= Currently contains legacy equipment scheduled to be replaced with new in 1996
                L= Legacy equipment with varying configurations, not currently scheduled for upgrade

7.1     APPENDIX  1 TOLEDO-CORPORATE HQ

        Included here are the following locations:

                LOCATIONS:                              NODES:
                ---------                               ------

                One Lake Erie Center, Toledo, OH        130
                Willis Day, Toledo, OH                   25

                EAP, fort Industry Square, Toledo, OH           15
                Health Center, Arcade, Toledo, OH               10
                FIBERGLAS Tower - 28 Floors                   1075
                                                              ----
                                                              1255
                                                              ====

        Comments:
                -       Approximately 1255 nodes in Toledo.
                - Approximately 600 nodes in Toledo have been standardized (about 48%).
                - Several projects are in the planning stages which will standardize an additional 200 nodes by end of 1995.
                - The Customer Service function (help desk, support, and some installations) is located in Toledo (Tower 6th floor).
                - The plan for the new corporate headquarters is to consolidate all of Toledo in one site sometime in 1996.
                - Approximately 70% of the workstations in Toledo are "Windows able" the remaining 30% would need upgraded.

7.2                   APPENDIX 2 GRANVILLE SCIENCE AND TECHNOLOGY


                LOCATIONS:              STATUS:         NODES:
                ----------              -------         ------
                Granville, OH Law             L             25
                Granville, OH S&T             L            825
                                                           ---
                                                           850
                                                          =====

        Comments:
                -       Approximately 850 nodes total.
                - Granville has two HP9000 LMX servers (one is a mirror). An additional 25 dial-up or PC platform servers are also being used.
                -       Approximately 100 printers are in use.
                -       About 40% of the desktops would need to be upgraded
                        (340 units) and standardized.

7.3                       APPENDIX 3 INSULATION NORTH AMERICA

        Included here are the following locations aproximate number of nodes:

                LOCATIONS               STATUS:         NODES:
                ---------               -------         ------
                Delmar, NY                    O            100
                Fairburn, GA                  O            100
                Kansas City, KS               O            150
                Newark, OH                    O            300
                Santa Clara, CA               O            100
                Waxahachie, TX                O            150
                Candiac, Quebec               L            100
                Edmonton, Alberta             L            100
                Scarborough, Ontario          L            150
                                                          ----
                                                          1250
                                                          ====

        Comments:
                - 75% new desktops required - or approx. 940 units (15% laptops)
                - 75% new file servers required - or approx. 27 servers (Proliant 2000)

          -       These are the same locations included in the initial
RFI LAN study.


7.4                APPENDIX 4 ROOFING & ASPHALT NORTH AMERICA


        Included here are the following locations:

             LOCATIONS:                 STATUS:         NODES:
             ----------                 -------         ------
             Atlanta, GA                     N             23
             Brookville, IN                  N             17
             Compton, CA                     N             23
             Denver, CO-Roofing              N             17
             Denver, CO-Asphalt              N              7
             Detroit, MI                     N              7
             Houston, TX                     N             23
             Irving, TX                      N             23
             Jacksonville, FL                N             23
             Jessup, MD                      N             23
             Kearny, NJ                      N             23
             Medina, OH                      N             23
             Memphis, TN-Roofing             N             17
             Memphis, TN-Asphalt             N              7
             Minneapolis, MN                 N             23
             Mishawaka, IN                   N              7
             Morehead City, NC               N              7
             Oklahoma City, OK               N              7
             Portland, OR                    N             23
             Savannah, GA                    N             23
             Summit, IL                      N             30
                                                          ---
                                                          369
                                                          ===


        Comments:
                - all of Roofing and Asphalt sites have been upgraded with new desktops, servers, Ethernet (Cabletron Hubs), Microsoft Office and Novell Netware.

7.5                   APPENDIX 5  COMPOSITES NORTH AMERICA

        Included here are the following locations:

             LOCATIONS:                 STATUS:         NODES:
             ----------                 -------         ------
             Aiken, SC                       L            175
             Amarillo, TX                    L            150
             Anderson, SC                    L            200
             Ft. Smith, AR                   L             30
             Guelph, Ontario                 L            125
             Huntingdon, PA                  L            175
             Jackson, TN                     L             50
                                                          ---
                                                          905
                                                          ===


        Comments:
                - These ongoing locations have been standardized but not to current configuration standards.

7.6                    APPENDIX 6 NEW WORLD HEADQUARTERS

        The New World Headquarters will be located in downtown Toledo, Ohio, on a site called the Middlegrounds. Construction began in January 1995 with completion and move-in scheduled for June of 1996. The facility will consist of approx. 400,000 to 450,000 square feet in a campus like setting.

        The company has established new goals for the way we will work in the new headquarters. These goals have been expanded beyond the HQ and are outlined in the Global Workplace Vision. Within the vision, there is a continuous theme that states workplace productivity will be enhanced through emerging technologies. This is consistent with the global concept that supports the new world headquarters as a tool and corporate resource designed to meet the business objective and goals of the company rather than just a place to work. In addition, there will be a focus on:

                        1)   the flexibility for the individual;
                        2)   quality of work life in and out of the office; and
                        3)   continuous productivity improvements.

        The five key influences of the Global Workplace Vision are as follows.

                TEAMING                 -supports the existing and growing team
                                         concept at OC where group development
                                         and problem solving is replacing
                                         monolithic thinking, as well as
                                         supporting individual creative
                                         processes.

                LEARNING                -involves a migration from "let us
                                         train our employees" to empowering
                                         employee with a responsibility to
                                         learn.

                CUSTOMER FOCUS          -provide a home-like environment for
                                         our customers that is informal,
                                         hospitable, inviting and relaxed.
                                         Separate areas for hoteling and free
                                         addressing shall be provided for our
                                         customers' business comfort.

                MOBILE WORKER           -provide mobility both internal and
                                         external to the headquarters with
                                         7 x 24 access to information regardless
                                         of geographic location.

                PAPERFREE               -designed to work without paper.  This
                                         is supported by process re-engineering
                                         and technology to access "filed"
                                         information electronically.

        The new workplace will consist of approximately 1500 workstations. The OC standard software suite will be on all workstations. A high capacity network backbone, ATM and/or FDDI, will be installed providing access to a centralized server room. Other technologies such as wireless connectivity for mobility within the workspace, multi-media and collaborative technologies for teaming and document management for paperfree will be employed throughout the facility.

7.7                            APPENDIX 7 EUROPE

        The following locations are included here:
                LOCATION:                               NODES:
                ---------                               ------
                Apeldoorn, Netherlands                    50
                Ascott, United Kingdom                    15
                Barcelona, Spain                          15
                Battice, Belgium                         100

                Birkeland, Norway                       15
                Brussels, Belgium                      200
                L'Ardoise, France                      100
                Milano, Italy                           15
                Neuhof, Germany                         15
                Regina, United Kingdom                  50
                St. Vincente, Spain                     25
                Survilliers, France                     15
                Troyes, France                          15
                Veroc, Norway                           50
                Vise, Belgium                           75
                Wrexham, United Kingdom                 75
                Wiesbaden, Germany                      15
                ------------------------------------------
                                                       880

                Pilkington (recent acquisition)
                Queensferry, N. Wales                   15
                Pontyfelin, S. Wales                    15
                Ravenshead Site: St. Helens             80
                Newcastle, United Kingdom               10
                Kingston, United Kingdom                10
                Kitson Distribution Co. Leicester, UK   70
                        (14 sites)                    ----
                                                       200
                                                      ----
                                                      1080


        Comments:
                -       Mostly IBM equipment and technology.
                -       Starting migration into WINDOWS.
                - Europe included in RFP to understand supplier/partner global capabilities and to provide some background of Owens-Corning's worldwide operations.


7.8                      APPENDIX 8 FABRICATION CENTERS

        Included here are the following locations:

                LOCATION:               STATUS:         NODES:

                Grove City, OH               N             8
                Orlando, FLA.                N             8
                Atlanta, GA.                 N             8
                Grand Rapids, MI             N             8
                Los Angeles, CA              N             8
                Rancho Cordova, CA           N             8
                Dallas, TX                   N             8
                Memphis, TN                  N             8

        Comments:
                - above sites have been installed with all new
                  equipment/software in the past few months.

7.9                     APPENDIX 9 OTHER LOCATIONS

        Included here are the following locations:

                Location:                               Nodes:
                ---------                               ------

                Shared Services-Charleston, WV           60
                Toronto, Ontario                         50
                Ridgeview Machine Shop-Duncan, SC        25
                Hong Kong Sales Office- Wanchai          15
                Mt. Vernon, OH                           25
                                                        ----
                                                        175
                                                        ====


Comments:

        - All these locations are standardized, but not to new configuration.

8.0     PERFORMANCE STANDARDS

8.1     GENERAL

        Commodity Application Help Desk provider shall perform the Services at least at the same level and with the same degree of accuracy, quality, completeness, and responsiveness as is consistent with industry standards. Quantitative performance standards for certain of the Services include those set forth in Attachment B ("Service Levels"). Vendor's level of performance shall be at least equal to such Service Levels.

8.2     MEASUREMENT AND MONITORING TOOLS.

        Commodity Application Help Desk provider shall implement the necessary measurement and monitoring tools and procedures required to measure and report Providers performance of the Services against the applicable Service Levels. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Service Levels. Providers shall provide Owens-Corning with information and access to such non-proprietary tools, data base information and non-proprietary procedures upon request, for purpose of verification.

9.0     PROJECT AND CONTRACT MANAGEMENT

9.1     VENDOR ACCOUNT MANAGER

        (a) Provider shall designate an individual to serve as the "Vendor Account Manager" for Owens-Corning. The Vendor Account Manager shall (I) serve as the single point of accountability for the Services, and (ii) have day-to-day authority for undertaking to ensure Owens-Corning satisfaction. As and to the extent required by Owens-Corning, the Vendor Account Manager shall be located at the location where the Incoming calls are initially received.

        (b) Provider shall cause the Vendor Account Manager to dedicate the amount of time and effort necessary to effect the timely and responsive provision of the Services of this statement of work. Provider shall provide Owens-Corning with resumes and other information about individual candidates reasonably requested by Owens-Corning.

9.2      REPLACEMENT, QUALIFICATIONS, AND RETENTION OF VENDOR PERSONNEL

         (a) The personnel Vendor assigns to perform the Services shall be properly educated, trained and qualified for the Services they are to perform.

9.3      QUALITY ASSURANCE

         Vendor shall provide and implement the quality assurance procedures that are reasonably necessary for the Services to be performed.

9.4      TECHNICAL CHANGE CONTROL

         Vendor shall comply with the following technical change control requirements:

         (a) Provider shall make no change which adversely affects the function or performance of, or decreases to any significant degree the resource efficiency of, the Services, including implementing changes in technology, without first obtaining Owens-Corning's approval, which approval Owens-Corning may withhold in its sole discretion. Provider may make temporary changes required by an emergency if it has been unable to contact an appropriate Owens Corning manager to obtain such approval after making reasonable efforts.
                 Provider shall document and promptly report such emergency changes to Owens-Corning.

9.5      USE OF SUBCONTRACTORS

         (a) Except as and to the extent Owens-Corning may agree otherwise in writing, Provider shall not subcontract its obligations under this statement of work. In the event Vendor proposes to subcontract part of the services defined in this statement of work;

         1. Vendor shall specifying the components of the Services affected, the scope of the proposed subcontract, and the identity and qualifications of the proposed subcontractor. Owens-Corning shall have the right to approve or disapprove of proposed subcontractors in its sole discretion.

         2. Vendor may, in the ordinary course of business, subcontract for third party services or products that are not dedicated to Owens-Corning, that are not material to a particular function constituting a part of the Services, and that do not result in a material change in the way Vendor conducts its business, provided such subcontract does not adversely affect Owens-Corning, whether in performance of or charges for the Services or otherwise. If Owens-Corning expresses concerns to Vendor about such subcontract, Vendor shall discuss such concerns with Owens-Corning and work in good faith to resolve Owens-Corning's concerns on a mutually acceptable basis.

         3. Vendor shall remain responsible for obligations performed by subcontractors to the same extent as if such obligations were performed by Vendor employees and shall ensure that all subcontractors have adequate skills and observe standards of performance and conduct at least equal to those of Vendor's and Owens-Corning's employees. Vendor shall be Owens-Corning's sole point of contact regarding the Services, including with the respect to payment. Owens-Corning may require that a subcontractor and vendor execute an agreement designating Vendor as the subcontractor's payment agent with respect to Owens-Corning. Vendor shall not disclose Confidential Information of Owens-Corning to a subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of Vendor.

9.6     REPORTS AND MEETINGS

        (a) Promptly after the Effective Date, the Parties will identify an appropriate set of periodic reports to be issued by Vendor to Owens-Corning. Within fifteen (15) days of such notification, Vendor shall provide Owens-Corning's review and approval. In any event, Vendor shall provide to Owens-Corning, commencing on the month after the Effective Date, a monthly performance mutually established by the Parties, describing Vendor's performance of the Services in the preceding month. Such report shall:

                 (1) for each area, assess the degree to which it has attained or failed to attain the pertinent objectives in that area, including measurements with respect to the Performance Standards;

                 (2) describe the status of resolution efforts for any identified problems, and of other initiatives;

                 (3) explain deviations from the Performance Standards and include a plan for corrective action where appropriate;

                 (4) include such documentation and other information as Owens-Corning may reasonably request to verify compliance with this Statement of Work; and
                 (5) set forth a record of all equipment, software, and personnel changes that pertain to the Services and describe planned changes during the upcoming month that may affect the Services.

        (b)      The Parties shall conduct the following regular meetings:

                 (1) a monthly meeting among operational personnel representing Owens-Corning and Vendor to discuss daily performance and planned or anticipated activities and changes that might adversely affect performance;

                 (2) a quarterly meeting of the management personnel of Owens-Corning and Vendor, to review the monthly performance reports for the quarter, review Vendor's overall performance under the Agreement, review progress on the resolution of issues, and discuss such other matters as appropriate; and

                 (3) an annual senior management meeting by the Parties to review relevant contract and performance issues.

Vendor shall prepare and circulate an agenda sufficiently in advance to give participants an opportunity to prepare for the meeting, and shall incorporate into such agenda items that Owens-Corning desires to discuss. At Owens-Coming's request, Vendor shall prepare and circulate minutes promptly after a meeting.


10.0   AUDIT RIGHTS

10.1   AUDIT ACCESS

         (a) Vendor shall provide to Owens-Corning, its auditors (including internal audit staff), inspectors, technical consultants, and regulators access at all reasonable times to the part of a facility at which Vendor is providing the Services, to the Vendor personnel providing the Services, and to the data and records relating to the Services for the purpose of performing audits and inspections of Owens-Corning, to examine the systems that process, store, support and transmit that data, and to examine Vendor's performance of the Services. To the extent applicable to the Services performed by Vendor and to the charges therefor, audits and inspections may be (I) of non-proprietary practices and procedures, (ii) of non-proprietary systems, (iii) of general controls and security practices and procedures, (iv) of disaster recovery and back-up procedures, (v) of the efficiency and costs of Vendor in performing the Services (but only to the extent potentially affecting the charges to Owens-Corning or the time of delivery of Services to Owens-Corning), and (vi) any audit necessary to enable Owens-Corning to meeting applicable regulatory requirements.

  (b) Vendor shall provide to such auditors, inspectors, regulators, and representatives such assistance as they reasonably require, including installing and operating audit software provided that such assistance does not impede Vendor's ability to perform the Services or create an adverse financial impact. Vendor shall cooperate fully with Owens-Corning or their designees in connection with audit functions and with regard to examinations by regulatory authorities subject to 10. 1 (a). Owens-Coming's auditors and other representatives shall comply with Vendor's reasonable security requirements.

10.2    AUDIT FOLLOW-UP

        (a) As part of an audit or examination, Owens-Corning shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with Vendor to obtain factual concurrence with issues identified in the review. Vendor shall make available promptly to Owens-Corning the results of any review or audit conducted by Vendor, its parent, Affiliates, or subsidiaries, or their contractors, agent or representatives (including internal and outside auditors), relating to problems in Vendor's performance of the Services.

        (b) Vendor and Owens-Corning management shall meet to review each audit report promptly after the issuance thereof and to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. Owens-Corning and Vendor agree to develop mutually acceptable operating procedures for the sharing of audit and regularity findings and reports related to Vendor's non-proprietary operating practices and procedures for the Services produced by auditors of regulators of either party.

11.0    OWENS-CORNING RESPONSIBILITIES

        In addition to Owens-Corning's responsibilities as expressly set forth elsewhere in this statement of work, Owens-Corning shall be responsible for the following:

        (a) Owens-Corning shall designate, prior to commencement of the Services by Vendor, one individual to whom all Vendor communications concerning this statement of work may be addressed.

        (b) Owens-Corning shall cooperate with Vendor by, among other things, making available, as reasonably requested by Vendor, management decisions, information, approvals and acceptances so that Vendor may accomplish its obligations and responsibilities hereunder.

                                  ATTACHMENT A

                               SCOPE OF SERVICES
                        COMMODITY APPLICATION HELP DESK

         CONTENTS

         Below is a brief description of the service categories and their respective sections addressed by this Statement of Work. In general, Vendor shall be responsible for managing and operating the Commodity Application Help Desk necessary to support Owens-Corning business requirements. Provider will determine the optimum, most economical utilization of personnel resources (on site or remote location or on call) to meet the service requirements at the lowest total cost.

SECTION 1 PROBLEM IDENTIFICATION. Provider will be staffed to professionally and courteously answer all incoming calls relating to request for assistance in using the "Shrink Wrapped" "Commercial Off the Shelf (COTS) Application software. Provider will be capable to respond effectively 7 / 24 / 365 days.

        - Provider will maintain a staff of individuals qualified to efficiently perform the following as a minimum:

                 - Remain highly proficient in the operational aspects all of the Off the Shelf "Shrink wrap" software packages that are considered Owens-Corning standards. This includes, but is not limited to;

                          Microsoft Office                  Lotus Ami Pro
                          Microsoft Excel                   Lotus Freelance
                          Microsoft Word                    Lotus cc.mail,
                                                            cc.mail remote,
                                                            cc:mobile
                          Msmail                            Organizer
                          PowerPoint                        Lotus 123
                          WinFax                            Lotus Notes
                          Outside In                        Impromptu
                          Acrobat                           Relay Gold
                          Attachmate                        Reflections
                          McAfee anti-Virus                 Word Perfect 5.1,
                                                            6.0
                          Microsoft Project                 VISIO
                          Shiva LanRover                    Lexus Nexus
                          Netscape Navigator                Calender Creator
                          Windows 3.1                       DOS
                          Windows for Workgroups            Org+
                          Windows 95                        Harvard Graphics
                          Lanmanager                        Profesional Write
                          Novell 4.x                        ABC Flowchart
                          Lotus Organizer                   Dbase
                          Norton Utility                    Volkswriter
                          DW4                               Displaywriter
                          Quatropro                         Rbase
                          Approach                          Procom
                          pcAnywhere                        Professional File
                          Reachout

                 - Maintain a library containing technical and/or user manuals for all "Shrink Wrap" software referenced in this Statement of Work

                 - Be qualified to work with the Owens-Corning user via the telephone and resolve not less than 95% of user questions regarding the operation and use of the Owens-Corning standard software

SECTION 2 PROBLEM MANAGEMENT. Provider will resolve all application software related problems utilizing appropriate problem management procedures. Included in these responsibilities, provider will:

        - Maintain communications with Owens-Corning and affected users on all problems through resolution.

        - Escalate and manage all escalated calls from the initial call through resolution. (Escalation in this statement of work relates to problems that are escalated to the appropriate software product vendor).

        - Use or interface to a common problem tracking system. (common to all providers)

        - Recognize and provide a mechanism for expedited handling of problems which are of high business priority to Owens-Corning.

        - Correct all problems within the scope of providers responsibility. A problem will not be considered corrected until Vendor receives confirmation from the Owens-Corning problem reporter or control person that it has been corrected and the end user has been notified of such correction by Vendor.

        - Provide assistance to the user for Application Usage. (The Commodity Application Help Desk will provide practical "how to use advice", primarily focusing on product functionality, configuration, and documented features. Engineers will recommend training and consulting services as appropriate to meet more extensive Owens-Corning user needs.)

        - Provide assistance to Site Operations, Enterprise Network Management, Global Call Center as required where problem resolution requires multiple disciplines.

        - Provide monthly reports on problems including statistics on types of problems, total number of problems, outstanding problems and resolution time.

        - Maintain tracking statistics on the following performance measurements;

                 -         Number of incoming calls per day per application
                 -         Location of user making incoming calls
                 -         Length of time problem remained open
                 -         Length of time on phone resolving problem
                 - Number of calls that were incorrectly routed to this Help Desk (and passed back to Global Call Center)
                 -         Number of calls escalated to software vendor

Note:    The above data will be used to determine the level and effect of training which the Commodity Application Help Desk provider should maintain. It is anticipated that as the proficiency of the Commodity Application Help Desk provider increases the requirements on the Enterprise Support, and the Site Support should correspondingly decrease. Likewise the length of time an application specialist is on the phone with a user will also decrease.

        - Conduct with Owens-Corning weekly problem review meetings to ensure accurate problem resolution.

SECTION 3 OWENS-CORNING RESPONSIBILITY. Owens-Corning will provide all incoming and outgoing communication lines to the provider. These lines will be installed at the providers facility based upon the providers assessment of the appropriate number of lines required to meet the objective.

         Owens-Corning will install not more than three Owens-Corning workstations at the providers facility. These workstations will be refreshed to the latest configuration not less frequently than once annually. These workstations will have access to all of the "Shrink Wrap" software referenced in this Statement of Work.

         If required, Owens-Corning will assist the provider in identifying appropriate training facilities where the provider can increase their efficiency in the standard software. In those cases where the training is available at Owens-Corning Toledo facilities, Owens-Corning will provide the training to the provider without charge.

SECTION 4 PROVIDERS RESPONSIBILITY. Supplier will provide the physical facility for the Commodity Application Help Desk operation. It is preferred (but not mandatory) that the facility is located within a three hour drive from Toledo. The facility must be secured to a level that significant force would be required to gain unauthorized entry. It is suggested (but not mandatory) that the provider maintain a backup facility which could become the recovery location if necessary.

         Provider will be responsible for all providers employee human relation activities including appropriate training and development of personnel.

                                  ATTACHMENT B

                           SERVICE LEVEL OBLIGATIONS
                        COMMODITY APPLICATION HELP DESK

1. Supplier will provide continuous availability of the Commodity Application Help Desk function on a 24 hour / 7 day / 365 basis with an obligation to provide monthly availability of 99.8%. Supplier will implement the appropriate process to:

                1.      Answer calls within an average time of 20 seconds.

                2.      maintain maximum "on-hold" time of 2 minutes.

2.   The provider will engage a professional staff capable of resolving;

                  . 80% of application software problems within 4 - 25 minutes of receiving the call

                  . 90% of the problems within the first hour

                  . 95% of the problems within the first two hours

                  . Remainder of problems within 24 hours (48 hours where
                    escalation to Software vendor is required).